CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
95% Principal Protected Notes due 2013	$4,450,000	$248.31

PROSPECTUS Dated December 23, 2008	Pricing Supplement No. 251 to
PROSPECTUS SUPPLEMENT	Registration Statement No. 333-156423
Dated December 23, 2008	Dated November 27, 2009
Rule 424(b)(2)
$4,450,000
GLOBAL MEDIUM-TERM NOTES, SERIES F
Senior Notes

95% Principal Protected Notes due December 4, 2013
Based on the Value of the S&P 500® Index, iShares® MSCI Emerging Markets Index Fund
and the iShares® MSCI EAFE Index Fund
Unlike ordinary debt securities, the 95% Principal Protected Notes due December 4, 2013 Based on the Value of the S&P 500® Index, iShares® MSCI Emerging Markets Index Fund and the iShares® MSCI EAFE Index Fund, which we refer to as the notes, do not pay interest and only guarantee a return of 95% of principal at maturity.  At maturity, you will receive for each $10 note that you hold, an amount in cash based upon the values of the S&P 500® Index, iShares® MSCI Emerging Markets Index Fund and the iShares® MSCI EAFE Index Fund on the valuation date relative to their values on the pricing date.  We refer to the S&P 500® Index, iShares® MSCI Emerging Markets Index Fund and the iShares® MSCI EAFE Index Fund as the underlying components.  The notes are senior unsecured obligations of Morgan Stanley, and all payments on the notes are subject to the credit risk of Morgan Stanley.
•	The stated principal amount and original issue price of each note is $10.
•	We will not pay interest on the notes.
•	At maturity, you will receive for each $10 stated principal amount of notes that you hold, an amount in cash equal to:
º	if the final component values of all three of the underlying components are greater than their respective initial component values:
$10 + the upside payment
º	if the final component value of any one of the underlying components is less than or equal to its initial component value:
$10  x  performance factor of the worst performing component
This amount will be less than the stated principal amount of $10 unless the worst performing component equals its initial component value.  However, under no circumstances will the payment at maturity be less than the minimum payment at maturity of $9.50 per note.  See “Hypothetical Payouts on the Notes at Maturity” on PS-6.
•	The upside payment will be equal to $3.65 per note (36.5% of the stated principal amount).
•
The initial component value is (i) in the case of the S&P 500® Index, the index closing value on the pricing date, which is 1,091.49 and (ii) in the case of the iShares® MSCI Emerging Markets Index Fund and the iShares® MSCI EAFE Index Fund, the share closing price of one share of such exchange-traded fund on the pricing date, which are $40.17 and $55.17, respectively.

•
The final component value of each underlying component will equal its (i) index closing value or (ii) share closing price times the adjustment factor, as applicable, on November 29, 2013, which we refer to as the valuation date, subject to postponement for non-index business days, non-trading days or certain market disruption events, as determined with respect to each underlying component separately.

•	The worst performing component will be the underlying component with the lowest performance factor.
•	The performance factor will be a fraction equal to:
final component value
initial component value.
If the final component value of at least one underlying component is less than or equal to its respective initial component value, your payment at maturity will be less than or equal to the stated principal amount of $10.
•	Investing in the notes is not equivalent to investing in the underlying components or either component stocks.
•	The notes will not be listed on any securities exchange.
•	The CUSIP number for the notes is 617484654. The ISIN number for the notes is US6174846542.
You should read the more detailed description of the notes in this pricing supplement. In particular, you should review and understand the descriptions in “Summary of Pricing Supplement” and “Description of Notes.”
The notes are riskier than ordinary debt securities.  See “Risk Factors” beginning on PS-8.
The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this pricing supplement is truthful or complete.  Any representation to the contrary is a criminal offense.

PRICE $10 PER NOTE

	Price to Public(1)	Agent’s Commissions(1)	Proceeds to Issuer
Per note	$10	$0.20	$9.80
Total	$4,450,000	$89,000	$4,361,000
(1)
Selected dealers, including Morgan Stanley Smith Barney LLC, and their financial advisors will receive from the agent, Morgan Stanley & Co. Incorporated, a fixed sales commission of $0.20 for each note they sell. See “Supplemental Information Concerning Plan of Distribution; Conflicts of Interest.” For additional information see “Plan of Distribution” in the accompanying prospectus supplement.

The agent for this offering, Morgan Stanley & Co. Incorporated, is our wholly-owned subsidiary. See “Supplemental Information Concerning Plan of Distribution; Conflicts of Interest.”

The notes are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

MORGAN STANLEY

For a description of certain restrictions on offers, sales and deliveries of the notes and on the distribution of this pricing supplement and the accompanying prospectus supplement and prospectus relating to the notes, see the section of this pricing supplement called “Description of Notes–Supplemental Information Concerning Plan of Distribution; Conflicts of Interest.”

No action has been or will be taken by us, the agent or any dealer that would permit a public offering of the notes or possession or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus in any jurisdiction, other than the United States, where action for that purpose is required.  Neither this pricing supplement nor the accompanying prospectus supplement and prospectus may be used for the purpose of an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

The notes have not been and will not be registered with the Comissão de Valores Mobiliários (The Brazilian Securities Commission).  The notes may not be offered or sold in the Federative Republic of Brazil  except in circumstances which do not constitute a public offering or distribution under Brazilian laws and regulations.

The notes have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile.  No offer, sales or deliveries of the notes or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus, may be made in or from Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

No action has been taken to permit an offering of the notes to the public in Hong Kong as the notes have not been authorized by the Securities and Futures Commission of Hong Kong and, accordingly, no advertisement, invitation or document relating to the notes, whether in Hong Kong or elsewhere, shall be issued, circulated or distributed which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong other than (i) with respect to the notes which are or are intended to be disposed of only to persons outside Hong Kong or only to professional investors within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong (“SFO”) and any rules made thereunder or (ii) in circumstances that do not constitute an invitation to the public for the purposes of the SFO.

The notes have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico.  This pricing supplement and the accompanying prospectus supplement and prospectus may not be publicly distributed in Mexico.

The agent and each dealer represent and agree that they will not offer or sell the notes nor make the notes the subject of an invitation for subscription or purchase, nor will they circulate or distribute this pricing supplement or the accompanying prospectus supplement or prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes, whether directly or indirectly, to persons in Singapore other than:

(a)  an institutional investor (as defined in section 4A of the Securities and Futures Act (Chapter 289 of Singapore (the “SFA”));

(b)  an accredited investor (as defined in section 4A of the SFA), and in accordance with the conditions, specified in Section 275 of the SFA;

(c)  a person who acquires the notes for an aggregate consideration of not less than Singapore dollars Two Hundred Thousand (S$200,000) (or its equivalent in a foreign currency) for each transaction, whether such amount is paid for in cash, by exchange of shares or other assets, unless otherwise permitted by law; or

(d)  otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

SUMMARY OF PRICING SUPPLEMENT

The following summary describes the 95% Principal Protected Notes Based on the Value of the S&P 500® Index, iShares® MSCI Emerging Markets Index Fund and the iShares® MSCI EAFE Index Fund due December 4, 2013, which we refer to as the notes, we are offering to you in general terms only.  You should read the summary together with the more detailed information that is contained in the rest of this pricing supplement and in the accompanying prospectus and prospectus supplement.  You should carefully consider, among other things, the matters set forth in “Risk Factors.”

The notes offered are medium-term debt securities of Morgan Stanley.  The notes have been designed for investors who are willing to forgo market floating interest rates on the notes in exchange for protection of 95% of their investment and a payment at maturity, if any, based on the performances of the S&P 500® Index, the iShares® MSCI Emerging Markets Index Fund and the iShares® MSCI EAFE Index Fund.  We refer to the S&P 500® Index as the “index”, the iShares® MSCI Emerging Markets Index Fund and the iShares® MSCI EAFE Index Fund as the “ETF shares” and to the index and ETF shares as the “underlying components.”

“iShares®” is a registered trademark of Barclays Global Investors, N.A.  “Standard & Poor’s®,” “S&P®,” “S&P 500®,” “Standard & Poor’s 500” and “500” are trademarks of The McGraw-Hill Companies, Inc.

Each note costs $10
We, Morgan Stanley, are offering the 95% Principal Protected Notes Based on the Value of the S&P 500® Index, iShares® MSCI Emerging Markets Index Fund and the iShares® MSCI EAFE Index Fund due December 4, 2013, which we refer to as the notes.  The stated principal amount and issue price of each note is $10.

The original issue price of the notes includes the agent’s commissions paid with respect to the notes and the cost of hedging our obligations under the notes.  The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions.  The fact that the original issue price of the notes reflects these commissions and hedging costs is expected to adversely affect the secondary market prices of the notes.  See “Risk Factors—The inclusion of commissions and projected profit of hedging in the original issue price is likely to adversely affect secondary market prices” and “Description of Notes—Use of Proceeds and Hedging.”

The notes provide for a minimum payment at maturity of only 95% of principal
Unlike ordinary debt securities, the notes do not pay interest and provide for a minimum payment at maturity of only 95% of stated principal amount.  If the final component value of any one of the three underlying components is less than its initial component value, we will pay to you an amount in cash per note that is less than the $10 issue price of each note by an amount proportionate to the decrease in the final component value from the initial component value of the worst performing component of the three underlying components, subject to the minimum payment at maturity of $9.50 for each $10 principal amount of notes.
The initial component value is (i) in the case of the S&P 500® Index, the index closing value on the pricing date, which is 1,091.49 and (ii) in the case of the iShares® MSCI Emerging Markets Index Fund and the iShares® MSCI EAFE Index Fund, the share closing price of one share of such exchange-traded fund on the pricing date, which are $40.17 and $55.17, respectively.
The final component values will be determined on November 29, 2013, which we refer to as the valuation date, subject to adjustment for non-index business days, non-trading days and/or market disruption events.

Payment at maturity depends on the values of the underlying components
At maturity, you will receive for each $10 stated principal amount of notes that you hold an amount in cash, which will vary depending upon the final component values of the underlying components on the valuation date relative to their respective initial component values, equal to:

• if the final component values of all three of the underlying components are greater than their respective initial component values: $10 + upside payment where,

upside payment = $3.65 per note (36.5% of the stated principal amount).

• if the final component value of any one of the underlying components is less than or equal to its initial component value: $10 x performance factor of the worst performing component where,

performance factor	=	final component value
initial component value

and where, worst performing component = the underlying component with the lowest performance factor.

If the final component value of at least one underlying component is less than or equal to its initial component value, your payment at maturity will be less than or equal to the stated principal amount of $10 per note by an amount proportionate to the decrease of the worst performing component, subject to the minimum payment at maturity of $9.50 per note.

All payments on the notes are subject to the credit risk of Morgan Stanley.

On PS–6, we have provided hypothetical examples entitled “Hypothetical Payouts on the Notes at Maturity,” which illustrate the performance of the notes at maturity based on several hypothetical percentage changes in the final component values of the underlying components from their initial component values.  The examples do not show every situation that can occur.

You can review the historical values of each underlying component in the section of this pricing supplement called “Description of Notes—Historical Information” starting on PS-23.  You cannot predict the future performance of the underlying components based upon their historical performance.

Investing in the notes is not equivalent to investing in the underlying components or their component stocks.

Your participation in any increase in the underlying components will be no greater than the upside payment
The positive return investors may realize on the notes if the final component values of all three underlying components are greater than their respective initial component values will be equal to, but no greater than, the upside payment of $3.65 per note (36.5% of the stated principal amount).  Accordingly, regardless of the extent of any increase in the final component values of the underlying components over their respective initial component values, your payment at maturity if the final component values of all three underlying components are greater than their respective initial component values will not exceed $13.65 per note, or 136.5% of the stated principal amount.  See “Hypothetical Payouts on the Notes at Maturity” on PS–6.

MS & Co. will be the calculation agent
We have appointed our affiliate, Morgan Stanley & Co. Incorporated, which we refer to as MS & Co., to act as calculation agent for The Bank of New York Mellon, a New York banking corporation (as successor trustee to JPMorgan Chase Bank, N.A. (formerly known as JPMorgan Chase Bank)), the trustee for our senior notes.  As calculation agent, MS & Co. has determined the initial component values and will determine the final component values, the performance factors of the underlying components, whether a market disruption event has occurred and will determine the payment that you will receive at maturity.

MS & Co. will be the agent; conflicts of interest
The agent for the offering of the notes, MS & Co., our wholly-owned subsidiary, will conduct this offering in compliance with the requirements of NASD Rule 2720 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the notes of an affiliate and related conflicts of interest.  In accordance with NASD Rule 2720, MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account without the prior written approval of the customer.  See “Supplemental Information Concerning Plan of Distribution; Conflicts of Interest” on PS-45.

Where you can find more information on the notes
The notes are senior unsecured notes issued as part of our Series F medium-term note program.  You can find a general description of our Series F medium-term note program in the accompanying prospectus supplement dated December 23, 2008 and prospectus dated December 23, 2008.  We describe the basic features of this type of note in the section of the prospectus supplement called “Description of Notes—Notes Linked to Commodity Prices, Single Notes, Baskets of Notes or Indices” and in the section of the prospectus called “Description of Debt Notes—Fixed Rate Debt Notes.”

For a detailed description of the terms of the notes, you should read the section of this pricing supplement called “Description of Notes.”  You should also read about some of the risks involved in investing in notes in the section of this pricing supplement called “Risk Factors.”  The tax and accounting treatment of investments in equity-linked notes such as the notes may differ from that of investments in ordinary debt securities or common stock.  See the section of this pricing supplement called “Description of Notes—United States Federal Income Taxation.”  We urge you to consult with your investment, legal, tax, accounting and other advisers with regard to any proposed or actual investment in the notes.

How to reach us	You may contact your local Morgan Stanley Smith Barney branch office or call us at (866) 477-4776.

HYPOTHETICAL PAYOUTS ON THE NOTES AT MATURITY

Below are three examples of how to calculate the payment at maturity based on the hypothetical data below. Each of these examples assumes that the notes are held to maturity.  The examples do not show every situation that can occur.

In these examples we refer to the S&P 500® Index as “SPX,” the iShares® MSCI Emerging Markets Index Fund as “EEM” and the iShares® MSCI EAFE Index Fund as “EFA.”

Example 1: The final component values of all three underlying components are greater than each of their respective initial component values on the valuation date.

	hypothetical initial component value	hypothetical final component value
SPX	1,000	1,100
EEM	$40	$60
EFA	$50	$55

Because the final component values of all three underlying components are greater than their respective initial component values on the valuation date, the payment at maturity per note will be $13.65, or the stated principal amount of $10 plus the upside payment of $3.65, regardless of the amount by which the final component values of the underlying components exceed their respective initial component values.

Example 2: The final component values of all three underlying components are less than or equal to their respective initial component values on the valuation date.

	hypothetical initial component value	hypothetical final component value
SPX	1,000	900
EEM	$40	$40
EFA	$50	$50

Because the final component value of at least one underlying component is less than or equal to its initial component value, you will not receive the upside payment and the payment at maturity per note will be based on the performance factor of the worst performing component.

performance factor	=	final component value
initial component value

performance factor for SPX	=	900	=	0.90
		1,000

performance factor for EEM	=	40	=	1.00
		40

performance factor for EFA	=	50	=	1.00
		50

Because the performance factor of the SPX is lower than the performance factor of the EEM and the performance factor of the EFA, the SPX is the worst performing component and the payment at maturity per note will be based on the performance factor of the SPX.

Payment at maturity	=	$10 x performance factor of the worst performing component
=	$10 x 0.90
=	$9.00, subject to the minimum payment at maturity of $9.50.

In this example, $9.00 is less than the minimum payment at maturity of $9.50.  Consequently, you will receive the minimum payment at maturity of $9.50 per note.

Example 3: The final component value of only one of the underlying components is less than or equal to its initial component value, and the final component values of the other two underlying components are greater than their respective initial component values.

	hypothetical initial component value	hypothetical final component value
SPX	1,000	1,200
EEM	$40	$39.2
EFA	$50	$60

Because the final component value of at least one of the underlying components (the EEM) is less than or equal to its initial component value, you will not receive the upside payment and the payment at maturity per note will be based on the performance factor of the worst performing component.

performance factor	=	final component value
initial component value

performance factor for SPX	=	1,200	=	1.20
		1,000

performance factor for EEM	=	39.2	=	0.98
		40

performance factor for EFA	=	65	=	1.30
		50

Because the performance factor of the EEM is lower than the performance factor of the SPX and the performance factor of the EFA, the EEM is the worst performing component and the payment at maturity per note will be based on the performance factor of the EEM.

Payment at maturity	=	$10 x performance factor of the worst performing component
=	$10 x 0.98
=	$9.80

RISK FACTORS

The notes are not secured debt, are riskier than ordinary debt securities and, unlike ordinary debt securities, the notes do not pay interest and provide only 95% principal protection.  This section describes the most significant risks relating to the notes.

The notes do not pay interest and provide a minimum payment at maturity of only 95% of the stated principal amount; the return on the notes is linked to the worst performing component
The terms of the notes differ from those of ordinary debt securities in that we will not pay you interest on the notes and provide a minimum payment at maturity of only 95% of the stated principal amount of the notes.  If the final component value of any one underlying component is less than its initial component value, you will lose money on your investment.  You will receive an amount in cash that is less than the $10 issue price of each note by an amount proportionate to the decrease of the worst performing component from its initial component value, subject to the minimum payment at maturity of $9.50 for each $10 principal amount of notes.

See “Hypothetical Payouts on the Notes at Maturity” on PS–6.

Your appreciation potential is limited
Where the final component values of all three underlying components are greater than their respective initial component values, the appreciation potential of the notes is limited to the fixed upside payment of $3.65 per note (36.5% of the stated principal amount) even if the final component value of one or more of the underlying components is significantly greater than its initial component value.  See “Hypothetical Payouts on the Notes at Maturity” on PS–6.

The notes are subject to the credit risk of Morgan Stanley, and its credit ratings and credit spreads may adversely affect the market value of the notes
Investors are dependent on Morgan Stanley’s ability to pay all amounts due on the notes at maturity, and, therefore investors are subject to the credit risk of Morgan Stanley and to changes in the market’s view of Morgan Stanley’s creditworthiness.  Any decline in Morgan Stanley’s credit ratings or increase in the credit spreads charged by the market for taking Morgan Stanley credit risk is likely to adversely affect the market value of the notes.

Market price of the notes may be influenced by many unpredictable factors
Several factors, some of which are beyond our control, will influence the value of the notes in the secondary market and the price at which MS & Co. may be willing to purchase or sell the notes in the secondary market.  We expect that generally the value of the underlying components on any day will affect the value of the notes more than any other single factor.  However, because the payout on the notes is not directly correlated to the value of the underlying components, the notes will trade differently from the underlying components.  Other factors that may influence the value of the notes include:

•     the volatility (frequency and magnitude of changes) and dividend yield of the underlying components and dividend rate on the stocks underlying the index as well as the MSCI Emerging Markets Index and the MSCI EAFE Index (the “ETF underlying indices”);

•     interest and yield rates in the market;

•     geopolitical conditions and economic, financial, regulatory, political, judicial or other events that affect the underlying components and the stocks underlying each underlying component or stock markets generally and that may affect the index closing values and/or share closing prices, as applicable, of the underlying components on the valuation date;

•     the exchange rates relative to the U.S. dollar with respect to each of the currencies in which the securities underlying the ETF underlying indices trade,

•     time remaining to maturity of the notes;

•     the occurrence of certain events affecting the ETF shares that may or may not require an adjustment to the adjustment factor, and

•     the composition of the index or the ETF underlying indices and changes in the constituent stocks of the index or the ETF underlying indices; and

•     any actual or anticipated changes in our credit ratings or credit spreads.

Some or all of these factors will influence the price you will receive if you sell your notes prior to maturity, and you may receive less, and possibly significantly less, than the stated principal amount per note if you try to sell your notes prior to maturity.  For example, you may have to sell your notes at a substantial discount from the stated principal amount if, at the time of sale, the index closing value or share closing price, as applicable, of one or more of the underlying components is below its respective initial component value.

You cannot predict the future performance of the basket components based on their historical performance.  The value of the underlying components may not increase above their initial component values so that you will receive for each note you hold at maturity a payment that is less than the stated principal amount of the notes.  There can be no assurance that the value of all three underlying components will have increased above their respective initial component values on the valuation date so that you will receive at maturity an amount that is greater than the principal amount of your investment.  See “Description of Notes—Historical Information”.

The notes will not be listed and secondary trading may be limited
The notes will not be listed on any securities exchange.  Therefore, there may be little or no secondary market for the notes.  MS & Co. may, but is not obligated to, make a market in the notes.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily.  Because we do not expect that other broker-dealers will participate significantly in the secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which MS & Co. is willing to transact.  If, at any time, MS & Co. were not to make a market in the notes, it is likely that there would be no secondary market for the notes.  Accordingly, you should be willing to hold your notes to maturity.

Hedging and trading activity by the calculation agent and its affiliates could potentially adversely affect the value of the notes
MS & Co., the calculation agent, is our subsidiary.  MS & Co. or other affiliates of ours have carried out, and will continue to carry out, hedging activities related to the notes (and to other instruments linked to the index or its component stocks or to the ETF shares, the ETF underlying indices and their component stocks), including trading in the stocks that constitute the index or the ETF underlying indices as well as in other instruments related to the index or the ETF underlying indices.  MS & Co. and some of our other subsidiaries also trade the stocks that constitute the index and other financial instruments related to the index and the ETF underlying indices on a regular basis as part of their general broker-dealer and other businesses.  Any of these hedging or trading activities on or prior to the pricing date could have affected the initial component values of each underlying component and, therefore, could have affected the values at which the underlying components must close on the valuation date before an investor receives a payment at maturity that exceeds the issue price of the notes.  Additionally, such hedging or trading activities during the term of the notes, including on the valuation date, could adversely affect the value of the underlying components on the valuation date and, accordingly, the amount of cash an investor will receive at maturity.

The inclusion of commissions and projected profit from hedging in the original
Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase notes in secondary market transactions will likely be lower than the original issue price, since the original issue price includes, and secondary market prices are likely to exclude, commissions paid issue price is likely to adversely affect secondary market prices with respect to the notes, as well as the cost of hedging our obligations under the notes.  The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions.  In addition, any secondary market prices may differ from values determined by pricing models used by MS & Co., as a result of dealer discounts, mark-ups or other transaction costs.

Economic interests of the calculation agent and other affiliates of the issuer may be adverse to investors
The economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes.  As calculation agent, MS & Co. has determined the initial component values and will determine the final component values, the performance factors, and will calculate the amount of cash you will receive at maturity.  Determinations made by MS & Co., in its capacity as calculation agent, including with respect to the occurrence or non-occurrence of market disruption events and the selection of a successor index or successor indices, or calculation of the final component values in the event of a discontinuance of the index, may adversely affect the payout to you at maturity.  See the sections of this pricing supplement called “Description of Notes—Market Disruption Event” and “—Discontinuance of the Index; Alteration of Method of Calculation.”

Investing in the notes is not equivalent to investing in the underlying components
As a holder of the notes, you will not have rights that holders of the underlying components may have.  Investing in the notes is not equivalent to investing in the index or its component stocks or the ETF underlying indices or their component stocks.  As an investor in the notes, you will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the stocks that underlie the index or ETF underlying indices.

There are risks associated with investments in securities linked to the value of foreign equity securities
The ETF shares track the performance of the ETF underlying indices, which are linked to the value of foreign equity securities.  Investments in securities linked to the value of foreign equity securities involve risks associated with the securities markets in those countries, including risks of volatility in those markets, governmental intervention in those markets and cross-shareholdings in companies in certain countries.  Also, there is generally less publicly available information about foreign companies than about U.S. companies that are subject to the reporting requirements of the Securities and Exchange Commission, and foreign companies are subject to accounting, auditing and financial reporting standards and requirements different from those applicable to U.S. reporting companies.  The prices of securities issued in foreign markets may be affected by political, economic, financial and social factors in those countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws.  Local securities markets may trade a small number of securities and may be unable to respond effectively to increases in trading volume, potentially making prompt liquidation of holdings difficult or impossible at times.  Moreover, the economies in such countries may differ unfavorably from the economy in the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources, self-sufficiency and balance of payment positions.

Adjustments to the index could adversely affect the value of the notes
Standard & Poor’s, a Division of The McGraw-Hill Companies, Inc., which we refer to as S&P, is responsible for calculating and maintaining the index. S&P can add, delete or substitute the stocks underlying the index or make other methodological changes that could change the value of the index.  S&P may discontinue or suspend calculation or dissemination of the index.  Any of these actions could adversely affect the value of the notes.

S&P may discontinue or suspend calculation or publication of the index at any time.  In these circumstances, MS & Co., as the calculation agent, will have the sole discretion to substitute a successor index that is comparable to the discontinued

index.  MS & Co. could have an economic interest that is different than that of investors in the notes insofar as, for example, MS & Co. is not precluded from considering indices that are calculated and published by MS & Co. or any of its affiliates.  If MS & Co. determines that there is no appropriate successor index on the valuation date, the payout on the notes will be an amount based on the closing prices of the stocks underlying the index at the time of such discontinuance, without rebalancing or substitution, computed by MS & Co., as calculation agent, in accordance with the formula for calculating the index last in effect prior to such discontinuance.

Adjustments to the ETF shares or to the ETF underlying indices could adversely affect the value of the notes
The investment adviser to the iShares® MSCI Emerging Markets Index Fund and the iShares® MSCI EAFE Index Fund (the “Investment Adviser”) seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the MSCI Emerging Markets Index and MSCI EAFE Index®, respectively.  Barclays Global Fund Advisors (“BGFA”) is currently the Investment Adviser.  However, on June 16, 2009, Barclays PLC, the ultimate parent company of BGFA, accepted a binding offer and entered into an agreement to sell its interests in BGFA and certain affiliated companies to BlackRock, Inc. (the “BlackRock Transaction”), subject to regulatory approvals and customary closing conditions.  Under the Investment Company Act of 1940, as amended, completion of the BlackRock Transaction will cause the automatic termination of the iShares® MSCI Emerging Markets Index Fund’s and the iShares® MSCI EAFE Index Fund’s current investment advisory agreements with BGFA.  The iShares® MSCI Emerging Markets Index Fund’s and iShares® MSCI EAFE Index Fund’s Board of Trustees and its shareholders will need to approve a new investment advisory agreement.  Pursuant to its investment strategy or otherwise, the Investment Advisor may add, delete or substitute the stocks composing the iShares® MSCI Emerging Markets Index Fund and the iShares® MSCI EAFE Index Fund.  Any of these actions could adversely affect the price of the ETF shares and, consequently, the value of the notes.  MSCI Inc. is responsible for calculating and maintaining both ETF underlying indices.  MSCI Inc. can add, delete or substitute the stocks underlying the ETF underlying indices or make other methodological changes that could change the value of the ETF underlying indices.

The ETF shares may not track the ETF underlying indices
The performance of the respective ETF shares may not exactly replicate the performance of the ETF underlying indices, because the ETF shares will reflect transaction costs and fees that are not included in the calculation of the ETF underlying indices.  It is also possible that the ETF shares may not fully replicate or may in certain circumstances diverge significantly from the performance of the ETF underlying indices, due to the temporary unavailability of certain securities in the secondary market, the performance of any derivative instruments contained in each fund, differences in trading hours between the ETF shares and the ETF underlying indices or due to other circumstances.  The Investment Adviser may invest up to 10% of the ETF shares’ assets in shares of other iShares® funds that seek to track the performance of equity securities of constituent countries of the ETF underlying indices.

The antidilution adjustments the calculation agent is required to make to the ETF shares do not cover every event that could affect the ETF shares
MS & Co., as calculation agent, will adjust the final component value with respect to the ETF shares for certain events affecting the ETF shares.  However, the calculation agent will not make an adjustment for every event that could affect the ETF shares.  If an event occurs that does not require the calculation agent to adjust the amount payable at maturity, the market price of the notes may be adversely affected.

The notes are subject to currency exchange rate risk
Because the closing price of the ETF shares generally reflects the U.S. dollar value of the securities represented in the ETF underlying indices, holders of the notes will be exposed to currency exchange rate risk with respect to each of the currencies in which such securities trade.  An investor’s net exposure will depend on the extent to which the currencies of the securities included in the ETF underlying indices strengthen or weaken against the U.S. dollar and the relative weight of each security in the ETF underlying indices.  If, taking into account such weighting, the dollar strengthens against the denomination currencies of the securities represented in the ETF underlying indices, the value of the ETF shares will be adversely affected and the payment at maturity on the notes may be reduced.

Of particular importance to potential currency exchange risk are:

•       existing and expected rates of inflation;

•       existing and expected interest rate levels;

•       the balance of payments; and

•       the extent of governmental surpluses or deficits in the countries represented in the ETF underlying indices and the United States of America.

All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the United States, the governments of various countries represented in the ETF underlying indices and other countries important to international trade and finance.

Although the matter is not free from doubt, the notes will be treated as contingent payment debt instruments for U.S. federal income tax purposes
Although the matter is not free from doubt, the notes will be treated as “contingent payment debt instruments” for U.S. federal income tax purposes, as described in the section of this pricing supplement called “Description of Notes — United States Federal Income Taxation.”  Under this treatment, if you are a U.S. taxable investor, you generally will be subject to annual income tax based on the comparable yield (as set forth in this pricing supplement) of the notes even though no stated interest will be paid on the notes.  In addition, any gain recognized by U.S. taxable investors on the sale or exchange, or at maturity, of the notes generally will be treated as ordinary income.  Please read the section of this pricing supplement called “Description of Notes — United States Federal Income Taxation” and the sections called “United States Federal Taxation — Tax Consequences to U.S. Holders — Notes — Optionally Exchangeable Notes,” “United States Federal Taxation — Tax Consequences to U.S. Holders — Backup Withholding and Information Reporting” and “United States Federal Taxation — Tax Consequences to U.S. Holders — Disclosure Requirements” in the accompanying prospectus supplement.

If you are a non-U.S. investor, please read the section of this pricing supplement called “Description of Notes — United States Federal Income Taxation — Tax Consequences to Non-U.S. Holders.”

You should consult your tax advisers regarding all aspects of the U.S. federal tax consequences of an investment in the notes as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

DESCRIPTION OF NOTES

Terms not defined herein have the meanings given to such terms in the accompanying prospectus supplement.  The term “Note” refers to each $10 stated principal amount of our 95% Principal Protected Notes Based on the Value of the S&P 500® Index, the iShares® MSCI Emerging Markets Index Fund and the iShares® MSCI EAFE Index Fund due December 4, 2013.  In this pricing supplement, the terms “we,” “us” and “our” refer to Morgan Stanley.  The Notes are senior unsecured obligations of Morgan Stanley, and all payments on the Notes are subject to the credit risk of Morgan Stanley.

Aggregate Principal Amount	$4,450,000

Pricing Date	November 27, 2009

Original Issue Date (Settlement Date)	December 4, 2009 (5 Business Days after the Pricing Date)

Maturity Date	December 4, 2013, subject to extension if the scheduled Valuation Date is postponed with respect to any Underlying Component in accordance with the definition thereof under “—Valuation Date” below.

If, due to a Market Disruption Event or otherwise, the Valuation Date is postponed with respect to any Underlying Component so that it falls less than two Business Days prior to the scheduled Maturity Date, the Maturity Date will be the second Business Day following such Valuation Date as postponed.  See “––Valuation Date” below.

Interest Rate	None

Specified Currency	U.S. dollars

Stated Principal Amount	$10 per Note

Original Issue Price	$10 per Note

CUSIP Number	617484654

ISIN Number	US6174846542

Denominations	$10 and integral multiples thereof

Payment at Maturity	You will receive for each $10 Stated Principal Amount of Notes that you hold a Payment at Maturity equal to:

• if the Final Component Values of all three of the Underlying Components are greater than their respective Initial Component Values:

$10 + Upside Payment

• if the Final Component Value of any one Underlying Component is less than or equal to its Initial Component Value:

$10 x Performance Factor of the Worst Performing Component
, subject to the Minimum Payment at Maturity.

This amount will be less than the Stated Principal Amount of $10 unless the Final Component Value of the Worst Performing Component equals its Initial Component Value.  However, under no circumstances will the Payment at Maturity be less than the Minimum Payment at Maturity of $9.50 per Note.

We shall, or shall cause the Calculation Agent to, (i) provide written notice to the Trustee and to The Depository Trust Company, which we refer to as DTC, of the amount of cash, if any, to be delivered with respect to each Note, on or prior to 10:30 a.m. (New York City time) on the Business Day preceding the Maturity Date, and (ii) deliver the aggregate cash amount, if any, due with respect to the Notes to the Trustee for delivery to DTC, as holder of the Notes, on or prior to the Maturity Date.  We expect such amount of cash, if any, will be distributed to investors on the Maturity Date in accordance with the standard rules and procedures of DTC and its direct and indirect participants.  See “—Book-Entry Note or Certificated Note” below, and see “Forms of Notes—The Depositary” in the accompanying prospectus.

Upside Payment	$3.65 per Note (36.5% of the Stated Principal Amount)

Performance Factor	For each Underlying Component, a fraction as described by the following formula:

Performance Factor	=	Final Component Value
Initial Component Value

Minimum Payment at Maturity	$9.50 per Note (95% of the Stated Principal Amount per Note)

Underlying Components	The following table sets forth the Underlying Components along with the Initial Component Value and the relevant Bloomberg ticker symbol for each Underlying Component.

Underlying Component	Initial Component Value	Bloomberg Ticker Symbol/ Bloomberg page
S&P 500® Index (the “Index”)	1,091.49	Bloomberg ticker symbol “SPX”

iShares® MSCI Emerging Markets Index Fund	$40.17	Bloomberg ticker symbol “EEM”

iShares® MSCI EAFE Index Fund (together with the iShares® MSCI Emerging Markets Index Fund, the “ETF shares”)	$55.17	Bloomberg ticker symbol “EFA”

Initial Component Value	For each Underlying Component, the value determined by the Calculation Agent on the Pricing Date as set out under “Underlying Components – Initial Component Value” above.

Final Component Value
For each Underlying Component, (i) in the case of the Index, the Index Closing Value on the Valuation Date and (ii) in the case of the ETF Shares, the Share Closing Price of one relevant ETF Share times the Adjustment Factor on the Valuation Date, as determined by the Calculation Agent.

Worst Performing Component	The Underlying Component with the lowest Performance Factor.

Index Closing Value
For the Index, the Index Closing Value on any Index Business Day will be determined by the Calculation Agent and will equal the official closing value of the Index, or any Successor Index to the Index (as defined under “—Discontinuance of the Index; Alteration of Method of Calculation” below), published at the regular official weekday close of trading on that Index Business Day by the Index Publisher.  In certain circumstances, the Index Closing Value will be based on the alternate calculation of the Index described under “—Discontinuance of the Index; Alteration of Method of Calculation.”

Share Closing Price
Subject to the provisions set out under “—Discontinuance of the ETF Shares and/or ETF Underlying Indices; Alteration of Method of Calculation” below, the Share Closing Price for the ETF Shares on any Trading Day means:

(i)    if the ETF Shares are listed or admitted to trading on a national securities exchange (other than The NASDAQ Stock Market LLC (“NASDAQ”)), the last reported sale price, regular way, of the principal trading session on such day on the principal national securities exchange registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on which the ETF Shares are listed or admitted to trading,

(ii) if the ETF Shares are securities of the NASDAQ, the official closing price published by the NASDAQ on such day, or

(iii)  if the ETF Shares are not listed or admitted to trading on any national securities exchange but are included in the OTC Bulletin Board Service (the “OTC Bulletin Board”) operated by the Financial Industry Regulatory Authority, Inc., the last reported sale price of the principal trading session on the OTC Bulletin Board on such day.

If the ETF Shares are listed or admitted to trading on any national securities exchange but the last reported sale price or the official closing price published by the NASDAQ, as applicable, is not available pursuant to the preceding sentence, then the Share Closing Price for one ETF Share on any Trading Day will mean the last reported sale price of the principal trading session on the over-the-counter market as reported on the NASDAQ or the OTC Bulletin Board on such day.  If a Market Disruption Event (as defined below) occurs with respect to the ETF Shares or the last reported sale price or the official closing price published by the NASDAQ, as applicable, for the ETF Shares is not available pursuant to either of the two preceding sentences, then the Share Closing Price for any Trading Day will be the mean, as determined by the Calculation Agent, of the bid prices for the ETF Shares for such Trading Day obtained from as many recognized dealers in such security, but not exceeding three, as will make such bid prices available to the Calculation Agent.  Bids of MS & Co. or any of its affiliates may be included in the calculation of such mean, but only to the extent that any such bid is the highest of the bids obtained.  The term “OTC Bulletin Board Service” will include any successor service thereto.  See “—Discontinuance of the ETF Shares and/or ETF Underlying Indices; Alteration of Method of Calculation” below.

Adjustment Factor	1.0, subject to adjustment in the event of certain events affecting the ETF Shares. See “—Antidilution Adjustments” below.

Antidilution Adjustments
If the ETF Shares are subject to a stock split or reverse stock split, then once such split has become effective, the Adjustment Factor will be adjusted to equal the product of the prior Adjustment Factor and the number of shares issued in such stock split or reverse stock split with respect to one ETF Share.

No adjustment to the Adjustment Factor pursuant to the paragraph above will be required unless such adjustment would require a change of at least 0.1% in the amount being adjusted as then in effect.  Any number so adjusted will be rounded to the nearest one hundred-thousandth with five one-millionths being rounded upward.

Index Publisher	With respect to the S&P 500® Index, Standard & Poor’s, a Division of The McGraw-Hill Companies, Inc., or any successor publisher(s) thereof.

Valuation Date	November 29, 2013; provided that:

(i)   with respect to the Index, if the scheduled Valuation Date is not an Index Business Day or if a Market Disruption Event occurs with respect to the Index on the scheduled Valuation Date (an “Index Disrupted Date”), then the Valuation Date with respect to the Index will be the immediately succeeding Index Business Day on which no Market Disruption Event occurs with respect to the Index; provided further that the Valuation Date will be subject to postponement in the event of an Index Disrupted Date for no more than five Index Business Days, and

(ii)   with respect to the ETF Shares, if a Market Disruption Event with respect to the ETF Shares or if such scheduled Valuation Date is not a Trading Day (a “Share Disrupted Date”), the Share Closing Price will be determined on the immediately succeeding Trading Day on which no Market Disruption Event occurs; provided further that the Valuation Date will be subject to postponement in the event of a Share Disrupted Date for no more than five Trading Days.

If the Valuation Date with respect to the Index is postponed for five successive Index Disrupted Dates, the Calculation Agent will determine the Index Closing Value of the Index for such Valuation Date as determined by the Calculation Agent in accordance with the formula for calculating the Index last in effect prior to the commencement of the Market Disruption Event

(or prior to the non-Index Business Day), without rebalancing or substitution, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension, limitation or non-Index Business Day) on such date of each security most recently constituting the Index.

If the Valuation Date with respect to any ETF Shares is postponed for five successive Share Disrupted Dates, the Calculation Agent will determine the Share Closing Price for such ETF Shares for such Valuation Date as the mean, as determined by the Calculation Agent, of the bid prices for such ETF Shares for such date obtained from as many recognized dealers in such security, but not exceeding three, as will make such bid prices available to the Calculation Agent.  Bids of MS & Co. or any of its affiliates may be included in the calculation of such mean, but only to the extent that any such bid is the highest of the bids obtained.  If no bid prices are provided from any third party dealers, the Share Closing Price will be determined by the Calculation Agent in its sole and absolute discretion (acting in good faith), taking into account any information that it deems relevant.

Business Day	Any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation to close in The City of New York.

Index Business Day
With respect to the Index, a day, as determined by the Calculation Agent, on which trading is generally conducted on each of the Relevant Exchange(s) for the Index, other than a day on which trading on such exchange(s) is scheduled to close prior to the time of the posting of its regular final weekday closing price.

Relevant Exchange	Relevant Exchange means:

(a) with respect to the Index, the primary exchange(s) or market(s) of trading for (i) any security then included in the Index, or any Successor Index, and (ii) any futures or options contracts related to the Index or to any security then included in the Index;

(b) with respect to the ETF Shares, the primary exchange or market of trading for any security (or any combination thereof) then included in the MSCI Emerging Markets Index and the MSCI EAFE Index (the “ETF Underlying Indices”).

Trading Day
A day, as determined by the Calculation Agent, on which trading is generally conducted on the New York Stock Exchange, NASDAQ, the Chicago Mercantile Exchange and the Chicago Board of Options Exchange and in the over-the-counter market for equity securities in the United States.

Book Entry Note or
Certificated Note
Book Entry.  The Notes will be issued in the form of one or more fully registered global notes which will be deposited with, or on behalf of, DTC and will be registered in the name of a nominee of DTC.  DTC’s nominee will be the only registered holder of the Notes.  Your beneficial interest in the Notes will be evidenced solely by entries on the books of the Notes intermediary acting on your behalf as a direct or indirect participant in DTC.  In this pricing supplement, all references to actions taken by “you” or to be taken by “you” refer to actions taken or to be taken by DTC and its participants acting on your behalf, and all references to payments or notices to you will mean payments or notices to DTC, as the registered holder of the Notes, for distribution to participants in accordance with DTC’s procedures.  For more information regarding DTC and book-entry notes, please read “Forms of Notes—The Depositary” and “Forms of Notes—Global Notes—Registered Global Notes” in the accompanying prospectus.

Senior Note or Subordinated Note	Senior

Trustee	The Bank of New York Mellon, a New York banking corporation (as successor trustee to JPMorgan Chase Bank, N.A. (formerly known as JPMorgan Chase Bank))

Agent	Morgan Stanley & Co. Incorporated and its successors (“MS & Co.”)

Calculation Agent	MS & Co.

All determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you, the Trustee and us.

All calculations with respect to the Payment at Maturity, if any, will be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upward (e.g., .876545 would be rounded to .87655); all dollar amounts related to determination of the amount of cash payable per Note will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., .76545 would be rounded up to .7655); and all dollar amounts paid on the aggregate number of Notes will be rounded to the nearest cent, with one-half cent rounded upward.

Because the Calculation Agent is our affiliate, the economic interests of the Calculation Agent and its affiliates may be adverse to your interests as an investor in the Notes, including with respect to certain determinations and judgments that the Calculation Agent must make in determining the Initial Component Values, the Final Component Values, the Performance Factors, or whether a Market Disruption Event has occurred.  See “—Discontinuance of the Index; Alteration of Method of Calculation” and “—Market Disruption Event” below.  MS & Co. is obligated to carry out its duties and functions as Calculation Agent in good faith and using its reasonable judgment.

Market Disruption Event	Market Disruption Event means:

(A) with respect to the ETF Shares,

(i) the occurrence or existence of a suspension, absence or material limitation of trading of the ETF Shares on the primary market for such ETF Shares for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session in such market; or a breakdown or failure in the price and trade reporting systems of the primary market for such ETF Shares as a result of which the reported trading prices for the ETF Shares during the last one-half hour preceding the close of the principal trading session in such market are materially inaccurate; or the suspension, absence or material limitation of trading on the primary market for trading in futures or options contracts related to the ETF Share, if available, during the one-half hour period preceding the close of the principal trading session in the applicable market, in each case as determined by the Calculation Agent in its sole discretion; or

(ii) the occurrence or existence of a suspension, absence or material limitation of trading of securities then constituting 20 percent or more of the value of any ETF Underlying Index on the Relevant Exchange(s) for such securities or futures contracts, as applicable, for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session on such Relevant Exchange(s), in each case as determined by the Calculation Agent in its sole discretion; or

(iii) the suspension, material limitation or absence of trading on any major U.S. securities market for trading in futures or options contracts related to the ETF Underlying Index for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session on such market, in each case as determined by the Calculation Agent in its sole discretion; and (iv) a determination by the Calculation Agent in its sole discretion that any event described in clause (i), (ii) or (iii) above materially interfered with our ability or the ability of any of our affiliates to unwind or adjust all or a portion of the hedge position with respect to the Notes.

(B) with respect to the Index,

(i) the occurrence or existence of a suspension, absence or material limitation of trading of securities then constituting 20 percent or more of the level of the Index (or the Successor Index) on the Relevant Exchange(s) for such securities for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session on such Relevant Exchange(s); or a breakdown or failure in the price and trade reporting systems of any Relevant Exchange as a result of which the reported trading prices for securities then constituting 20 percent or more of the level of the Index (or the Successor Index) during the last one-half hour preceding the close of the principal trading session on such Relevant Exchange(s) are materially inaccurate; or the suspension, material limitation or absence of trading on any major securities market for trading in futures or options contracts or exchange traded funds related to the Index (or the Successor Index) for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session on such market, in each case as determined by the Calculation Agent in its sole discretion; and

(ii) a determination by the Calculation Agent in its sole discretion that any event described in clause (i) above materially interfered with our ability or the ability of any of our affiliates to unwind or adjust all or a material portion of the hedge position with respect to the Notes.

For the purpose of determining whether a Market Disruption Event exists at any time, if trading in a security included in the Index is materially suspended or materially limited at that time, then the relevant percentage contribution of that security to the value of the Index shall be based on a comparison of (x) the portion of the value of the Index attributable to that security relative to (y) the overall value of the Index, in each case immediately before that suspension or limitation.

For the purpose of determining whether a Market Disruption Event exists at any time: (1) a limitation on the hours or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the Relevant Exchange or market, (2) a decision to permanently discontinue trading in the relevant futures or options contract or exchange traded fund will not constitute a Market Disruption Event, (3) a suspension of trading in futures or options contracts on the Index by the primary securities market trading in such contracts by reason of (A) a price change exceeding limits set by such exchange or market, (B) an imbalance of orders relating to such contracts or (C) a disparity in bid and ask quotes relating to such contracts will constitute a suspension, absence or material limitation of trading in futures or options contracts related to the Index and (4) a “suspension, absence or material limitation of trading” on any Relevant Exchange or on the primary market on which futures or options contracts related to the Index are traded will not include any time when such market is itself closed for trading under ordinary circumstances.

Alternate Exchange Calculation
in Case of an Event of Default
In case an event of default with respect to the Notes shall have occurred and be continuing, the amount declared due and payable per Note upon any acceleration of the Notes shall be determined by the Calculation Agent and shall be an amount in cash, if any, equal to the Payment at Maturity calculated using the Index Closing Value and the Share Closing Prices, as applicable, of the Underlying Components as of the date of such acceleration as the Final Component Values.

If the maturity of the Notes is accelerated because of an event of default as described above, we shall, or shall cause the Calculation Agent to, provide written notice to the Trustee at its New York office, on which notice the Trustee may conclusively rely, and to DTC of the cash amount due, if any, with respect to the Notes as promptly as possible and in no event later than two Business Days after the date of acceleration.

Discontinuance of the Index;
Alteration of Method of Calculation
If the Index Publisher discontinues publication of the Index and such Index Publisher or another entity (including MS & Co.) publishes a successor or substitute index that MS & Co., as the Calculation Agent, determines, in its sole discretion, to be comparable to the Index (such index being referred to herein as a “Successor Index”), then the Final Component Value of the Index will be determined by reference to the published value of such Successor Index at the regular weekday close of trading on the Valuation Date and any reference to the Index shall be deemed to refer to such Successor Index.

Upon any selection by the Calculation Agent of a Successor Index, the Calculation Agent will cause written notice thereof to be furnished to the Trustee, to Morgan Stanley and to DTC, as holder of the Notes, within three Trading Days of such selection.  We expect that such notice will be made available to you, as a beneficial owner of the Notes, in accordance with the standard rules and procedures of DTC and its direct and indirect participants.

If the Index Publisher of an Index discontinues publication of the Index prior to, and such discontinuance is continuing on the Valuation Date or the date of acceleration and MS & Co., as the Calculation Agent, determines, in its sole discretion, that no Successor Index to the Index is available at such time, then the Calculation Agent will determine the Final Component Value of the Index for the Valuation Date or date of acceleration.  The Final Component Value of the Index will be computed by the Calculation Agent in accordance with the formula for calculating the Index last in effect prior to such discontinuance, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation) at the close of the principal trading session of the Relevant Exchange on such date of each security most recently constituting the Index without any rebalancing or substitution of such securities following such discontinuance.  Notwithstanding these alternative arrangements, discontinuance of the publication of an Index may adversely affect the value of the Notes.

If at any time the method of calculating the Index or Successor Index, or the value thereof, is changed in a material respect, or if the Index or Successor Index is in any other way modified so that such index does not, in the opinion of MS & Co., as the Calculation Agent, fairly represent the value of the Index or Successor Index had such changes or modifications not been made, then, from and after such time, the Calculation Agent will, at the close of business in New York City on the Valuation Date, make such calculations and adjustments as, in the good faith judgment of the Calculation Agent, may be necessary in order to arrive at a value of a stock index comparable to the Index or Successor Index, as the case may be, as if such changes or modifications had not been made, and the Calculation Agent will calculate the Final Component Value of the Index or Successor

Index, as adjusted. Accordingly, if the method of calculating the Index or Successor Index is modified so that the value of such index is a fraction of what it would have been if it had not been modified (e.g., due to a split in the index), then the Calculation Agent will adjust such index in order to arrive at a value of the Index or Successor Index as if it had not been modified (e.g., as if such split had not occurred).

Discontinuance of the ETF Shares and/or ETF Underlying Indices;
Alteration of Method of Calculation
If the iShares® MSCI Emerging Markets Index Fund and/or iShares® MSCI EAFE Index Fund is liquidated or otherwise terminated (a “Liquidation Event”), the Share Closing Price of the relevant liquidated or terminated ETF Shares on any Trading Day following the Liquidation Event will be determined by the Calculation Agent and will be deemed to equal the product of (i) the closing value of the relevant ETF Underlying Index (or any ETF Underlying Successor Index, as described below) on such Trading Date (taking into account any material changes in the method of calculating the ETF Underlying Index following such Liquidation Event) times (ii) a fraction, the numerator of which is the Share Closing Price and the denominator of which is the closing value of the ETF Underlying Index (or any ETF Underlying Successor Index, as described below), each determined as of the last day prior to the occurrence of the Liquidation Event on which a Share Closing Price was available.

If MSCI Inc. discontinues publication of the ETF Underlying Index and MSCI Inc. or another entity (including MS & Co.) publishes a successor or substitute index that MS & Co., as the Calculation Agent, determines, in its sole discretion, to be comparable to the discontinued ETF Underlying Index (such index being referred to herein as an “ETF Underlying Successor Index”), then any subsequent Share Closing Price on any Trading Day, following a Liquidation Event will be determined by reference to the published value of such ETF Underlying Successor Index at the regular weekday close of trading on such Trading Day.

Upon any selection by the Calculation Agent of a ETF Underlying Successor Index, the Calculation Agent will cause written notice thereof to be furnished to the Trustee, to us and to DTC, as holder of the Notes, within three Trading Days of such selection.  We expect that such notice will be passed on to you, as a beneficial owner of the Notes, in accordance with the standard rules and procedures of DTC and its direct and indirect participants.

If MSCI Inc. discontinues publication of the ETF Underlying Index prior to, and such discontinuance is continuing on, the Valuation Date or the date of acceleration, and the Calculation Agent, determines, in its sole discretion, that no ETF Underlying Successor Index is available at such time, then the Calculation Agent will determine the Share Closing Price for such date.  The Share Closing Price will be computed by the Calculation Agent in accordance with the formula for calculating the ETF Underlying Index last in effect prior to such discontinuance, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation) at the close of the principal trading session of the Relevant Exchange on such date of each security most recently composing the ETF Underlying Index without any rebalancing or substitution of such securities following such discontinuance. Notwithstanding these alternative arrangements, discontinuance of the publication of the ETF Underlying Index may adversely affect the value of the Notes.

Historical Information
The following tables set forth the published high, low and end of quarter closing values and closing prices, as applicable, for each of the Underlying Components for each calendar quarter from January 1, 2004 to November 27, 2009.  The graphs following each Underlying Component’s table set forth the historical performance of each respective Underlying Component for the same period.  The Index Closing Value for the S&P 500 Index on November 27, 2009 was 1,091.49 and the Share Closing Prices of the iShares® MSCI Emerging Markets Index Fund and the iShares® MSCI EAFE Index Fund on November 27, 2009 were $40.17 and $55.17, respectively.  The historical prices and historical performance of the Underlying Components should not be taken as an indication of future performance.

We cannot give you any assurance that the Final Component Values of all of the Underlying Components at maturity will be greater than their respective Initial Component Values so that you will receive a payment in excess of the Stated Principal Amount of $10 for each Note.  The values and prices of the Underlying Components may be, and have recently been, extremely volatile, and we can give no assurance that the volatility will lessen.

We obtained the information in the tables and graphs below from Bloomberg Financial Markets, without independent verification.

S&P 500® Index	High	Low	Period End
2004
First Quarter	1,157.76	1,091.33	1,126.21
Second Quarter	1,150.57	1,084.10	1,140.84
Third Quarter	1,129.30	1,063.23	1,114.58
Fourth Quarter	1,213.55	1,094.81	1,211.92
2005
First Quarter	1,225.31	1,163.75	1,180.59
Second Quarter	1,216.96	1,137.50	1,191.33
Third Quarter	1,245.04	1,194.44	1,228.81
Fourth Quarter	1,272.74	1,176.84	1,248.29
2006
First Quarter	1,307.25	1,254.78	1,294.83
Second Quarter	1,325.76	1,223.69	1,270.20
Third Quarter	1,339.15	1,234.49	1,335.85
Fourth Quarter	1,427.09	1,331.32	1,418.30
2007
First Quarter	1,459.68	1,374.12	1,420.86
Second Quarter	1,539.18	1,424.55	1,503.35

S&P 500® Index	High	Low	Period End
Third Quarter	1,553.08	1,406.70	1,526.75
Fourth Quarter	1,565.15	1,407.22	1,468.36
2008
First Quarter	1,447.16	1,273.37	1,322.70
Second Quarter	1,426.63	1,278.38	1,280.00
Third Quarter	1,305.32	1,106.39	1,166.36
Fourth Quarter	1,161.06	752.44	903.25
2009
First Quarter	934.70	676.53	797.87
Second Quarter	946.21	811.08	919.32
Third Quarter	1,071.66	879.13	1,057.08
Fourth Quarter (through November 27, 2009)	1,110.65	1,025.21	1,091.49

Historical Daily Index Closing Values of the S&P 500® Index January 1, 2004 through November 27, 2009

iShares® MSCI Emerging Markets Index Fund	High	Low	Period End
2004
First Quarter	19.8356	18.3833	19.5000
Second Quarter	20.2044	15.8844	17.9589
Third Quarter	19.1667	16.9633	19.1667
Fourth Quarter	22.4278	18.9000	22.4278
2005
First Quarter	24.6500	21.2111	22.5333
Second Quarter	24.3700	21.7000	23.8667
Third Quarter	28.3400	23.9433	28.2933
Fourth Quarter	29.8333	25.0500	29.4167
2006
First Quarter	33.5933	30.5167	33.0000
Second Quarter	37.0333	27.3167	31.3000
Third Quarter	33.1000	29.2000	32.2567
Fourth Quarter	38.2000	31.7667	38.0567
2007
First Quarter	39.5433	35.0967	38.8333
Second Quarter	44.4000	39.1500	43.8833
Third Quarter	50.1333	39.5000	49.8167

iShares® MSCI Emerging Markets Index Fund	High	Low	Period End
Fourth Quarter	55.7300	47.1767	50.1000
2008
First Quarter	50.3667	42.1555	44.7933
Second Quarter	51.7100	44.4700	45.2400
Third Quarter	44.4333	31.5500	34.1700
Fourth Quarter	34.5800	18.2600	24.9700
2009
First Quarter	27.1000	19.9400	24.8100
Second Quarter	34.6400	25.6300	32.2300
Third Quarter	39.2800	30.7400	38.9100
Fourth Quarter (through November 27, 2009)	42.0700	37.5700	40.1700

Historical Daily Share Closing Prices of the iShares® MSCI Emerging Markets Index Fund January 1, 2004 through November 27, 2009

iShares® MSCI EAFE Index Fund	High	Low	Period End
2004
First Quarter	48.1000	45.1167	47.2000
Second Quarter	48.1000	43.3833	47.6667
Third Quarter	47.4033	44.4667	47.1333
Fourth Quarter	53.4167	47.1333	53.4167
2005
First Quarter	55.2500	51.2567	52.9567
Second Quarter	53.8333	51.2767	52.3900
Third Quarter	58.4800	51.9500	58.1000
Fourth Quarter	60.9400	54.7200	59.4300
2006
First Quarter	65.3800	60.3300	64.9200
Second Quarter	70.5800	59.4600	65.3900
Third Quarter	68.3600	61.7000	67.7500
Fourth Quarter	74.3300	67.9400	73.2200
2007
First Quarter	76.7200	70.9000	76.2600
Second Quarter	81.7800	76.5000	80.7700
Third Quarter	83.6200	73.9400	82.5900

iShares® MSCI EAFE Index Fund	High	Low	Period End
Fourth Quarter	86.1000	78.2400	78.5000
2008
First Quarter	78.3500	68.3400	71.9000
Second Quarter	78.5202	68.0800	68.6700
Third Quarter	68.0000	53.0800	56.3000
Fourth Quarter	55.8800	35.7300	44.8600
2009
First Quarter	45.4400	31.7000	37.5900
Second Quarter	49.0400	38.5700	45.8100
Third Quarter	55.8100	44.0100	54.6800
Fourth Quarter (through November 27, 2009)	57.2800	52.6600	55.1700

Historical Daily Share Closing Prices of the iShares® MSCI EAFE Index Fund January 1, 2004 through November 27, 2009

The S&P 500® Index	The S&P 500® Index was developed by Standard & Poor’s, a Division of The McGraw-Hill Companies, Inc., which we refer to as S&P, and is calculated, maintained and published by S&P.

The S&P 500® Index is intended to provide a performance benchmark for the U.S. equity markets.  The calculation of the value of the S&P 500® Index (discussed below in further detail) is based on the relative value of the aggregate Market Value (as defined below) of the common stocks of 500 companies (the “S&P 500® Component Stocks”) as of a particular time as compared to the aggregate average Market Value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943.  The “Market Value” of any S&P 500® Component Stock is the product of the market price per share and the number of the then outstanding shares of such S&P 500® Component Stock.  The 500 companies are not the 500 largest companies listed on the NYSE and not all 500 companies are listed on such exchange.  S&P chooses companies for inclusion in the S&P 500® Index with an aim of achieving a distribution by broad industry groupings that approximates the distribution of these groupings in the common stock population of the U.S. equity market. S&P may from time to time, in its sole discretion, add companies to, or delete companies from, the S&P 500® Index to achieve the objectives stated above. Relevant criteria employed by S&P include the viability of the particular company, the extent to which that company represents the industry group to which it is assigned, the extent to which the company’s common stock is widely-held and the Market Value and trading activity of the common stock of that company.

The S&P 500® Index and S&P’s other U.S. indices moved to a float adjustment methodology in 2005 so that the indices reflect only those shares that are generally available to investors in the market rather than all of a company’s outstanding shares.  Float adjustment excludes shares that are closely held by other publicly traded companies, venture capital firms, private equity firms, strategic partners or leveraged buyout groups; government entities; or other control groups, such as a company’s own current or former officers, board members, founders, employee stock ownership plans or other investment vehicles controlled by the company or such other persons.

The S&P 500® Index is calculated using a base-weighted aggregate methodology: the level of the S&P 500® Index reflects the total Market Value of all 500 S&P 500® Component Stocks relative to the S&P 500® Index’s base period of 1941-43 (the “Base Period”).

An indexed number is used to represent the results of this calculation in order to make the value easier to work with and track over time.

The actual total Market Value of the S&P 500® Component Stocks during the Base Period has been set equal to an indexed value of 10.  This is often indicated by the notation 1941-43=10.  In practice, the daily calculation of the S&P 500® Index is computed by dividing the total Market Value of the S&P 500 Component Stocks by a number called the “S&P 500 Index Divisor.”  By itself, the S&P 500 Index Divisor is an arbitrary number.  However, in the context of the calculation of the S&P 500® Index, it is the only link to the original base period value of the S&P 500® Index.  The S&P 500® Index Divisor keeps the S&P 500® Index comparable over time and is the manipulation point for all adjustments to the S&P 500® Index (“S&P 500 Index Maintenance”).

S&P 500® Index Maintenance includes monitoring and completing the adjustments for company additions and deletions, share changes, stock splits, stock dividends, and stock price adjustments due to company restructurings or spinoffs.

To prevent the value of the S&P 500® Index from changing due to corporate actions, all corporate actions which affect the total Market Value of the S&P 500® Index require a S&P 500® Index Divisor adjustment.  By adjusting the S&P 500® Index Divisor for the change in total Market Value, the value of the S&P 500® Index remains constant. This helps maintain the value of the S&P 500® Index as an accurate barometer of stock market performance and ensures that the movement of the S&P 500® Index does not reflect the corporate actions of individual companies in the S&P 500® Index. All S&P 500® Index Divisor adjustments are made after the close of trading and after the calculation of the closing value of the S&P 500® Index. Some corporate actions, such as stock splits and stock dividends, require simple changes in the common shares outstanding and the stock prices of the companies in the S&P 500® Index and do not require S&P 500® Index Divisor adjustments.

The table below summarizes the types of S&P 500® Index maintenance adjustments and indicates whether or not a S&P 500® Index Divisor adjustment is required:

Type of Corporate Action	Adjustment Factor	Divisor Adjustment Required
Stock split (e.g., 2-for-1)	Shares Outstanding multiplied by 2; Stock Price divided by 2	No
Share issuance (i.e., change ≥ 5%)	Shares Outstanding plus newly issued Shares	Yes
Share repurchase (i.e., change ≥ 5%)	Shares Outstanding minus Repurchased Shares	Yes
Special cash dividends	Share Price minus Special Dividend	Yes
Company Change	Add new company Market Value minus old company Market Value	Yes
Rights Offering	Price of parent company minus	Yes
Price of Rights Right Ratio
Spin-Off	Price of parent company minus	Yes
Price of Spinoff Co. Share Exchange Ratio

Stock splits and stock dividends do not affect the S&P 500® Index Divisor of the S&P 500® Index, because following a split or dividend both the stock price and number of shares outstanding are adjusted by S&P so that there is no change in the Market Value of the S&P 500® Component Stock.  All stock split and dividend adjustments are made after the close of trading on the day before the ex-date.

Each of the corporate events exemplified in the table requiring an adjustment to the S&P 500® Index Divisor has the effect of altering the Market Value of the S&P 500® Component Stock and consequently of altering the aggregate Market Value of the S&P 500 Component Stocks (the “Post-Event Aggregate Market Value”).  In order that the level of the S&P 500® Index (the “Pre-Event Index Value”) not be affected by the altered Market Value (whether increase or decrease) of the affected S&P 500®

Component Stock, a new S&P 500® Index Divisor (“New S&P 500® Divisor”) is derived as follows:

Post-Event Aggregate Market Value	=	Pre-Event Index Value
New S&P 500® Divisor

New S&P 500® Divisor	=	Post-Event Aggregate Market Value
Pre-Event Index Value

A large part of the S&P 500® Index maintenance process involves tracking the changes in the number of shares outstanding of each of the S&P 500® Index companies.  Four times a year, on a Friday close to the end of each calendar quarter, the share totals of companies in the S&P 500® Index are updated as required by any changes in the number of shares outstanding.  After the totals are updated, the S&P 500® Index Divisor is adjusted to compensate for the net change in the total Market Value of the S&P 500® Index.  In addition, any changes over 5% in the current common shares outstanding for the S&P 500® Index companies are carefully reviewed on a weekly basis, and when appropriate, an immediate adjustment is made to the S&P 500® Index Divisor.

“Standard & Poor’s®,” “S&P®,” “S&P 500®,” “Standard & Poor’s 500” and “500” are trademarks of The McGraw-Hill Companies, Inc. and have been licensed for use by Morgan Stanley.

S&P and Morgan Stanley have entered into a non-exclusive license agreement providing for the license to Morgan Stanley, and certain of its affiliated or subsidiary companies, in exchange for a fee, of the right to use the S&P 500® Index, which is owned and published by S&P, in connection with securities, including the Notes.

The Notes are not sponsored, endorsed, sold or promoted by S&P.  S&P makes no representation or warranty, express or implied, to the owners of the Notes or any member of the public regarding the advisability of investing in securities generally or in the Notes particularly or the ability of the S&P 500® Index to track general stock market performance.  S&P’s only relationship to us is the licensing of certain trademarks and trade names of S&P and of the S&P 500® Index, which is determined, composed and calculated by S&P without regard to us or the Notes.  S&P has no obligation to take our needs or the needs of the owners of the Notes into consideration in determining, composing or calculating the S&P 500® Index.  S&P is not responsible for and has not participated in the determination of the timing of, prices at, or quantities of the Notes to be issued or in the determination or calculation of the equation by which the Notes are to be converted into cash.  S&P has no obligation or liability in connection with the administration, marketing or trading of the Notes.

S&P DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE S&P 500® INDEX OR ANY DATA INCLUDED THEREIN. S&P MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO

BE OBTAINED BY MORGAN STANLEY, OWNERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE S&P 500® INDEX OR ANY DATA INCLUDED THEREIN IN CONNECTION WITH THE RIGHTS LICENSED UNDER THE LICENSE AGREEMENT DESCRIBED HEREIN OR FOR ANY OTHER USE. S&P MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND HEREBY EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE S&P 500 INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL S&P HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

License Agreement between
S&P and Morgan Stanley
S&P and Morgan Stanley have entered into a non-exclusive license agreement providing for the license to Morgan Stanley, and certain of its affiliated or subsidiary companies, in exchange for a fee, of the right to use the S&P 500® Index, which is owned and published by S&P, in connection with securities, including the Notes.

The license agreement between S&P and Morgan Stanley provides that the following language must be set forth in this prospectus supplement:

The Notes are not sponsored, endorsed, sold or promoted by S&P.  S&P makes no representation or warranty, express or implied, to the owners of the Notes or any member of the public regarding the advisability of investing in securities generally or in the Notes particularly or the ability of the S&P 500® Index to track general stock market performance.  S&P’s only relationship to us is the licensing of certain trademarks and trade names of S&P and of the S&P 500® Index, which is determined, composed and calculated by S&P without regard to us or the Notes.  S&P has no obligation to take our needs or the needs of the owners of the Notes into consideration in determining, composing or calculating the S&P 500® Index.  S&P is not responsible for and has not participated in the determination of the timing of, prices at, or quantities of the Notes to be issued or in the determination or calculation of the equation by which the Notes are to be converted into cash.  S&P has no obligation or liability in connection with the administration, marketing or trading of the Notes.

S&P DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE S&P 500 INDEX OR ANY DATA INCLUDED THEREIN.  S&P MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY MORGAN STANLEY, OWNERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE S&P 500 INDEX OR ANY DATA INCLUDED THEREIN IN CONNECTION WITH THE RIGHTS LICENSED

UNDER THE LICENSE AGREEMENT DESCRIBED HEREIN OR FOR ANY OTHER USE. S&P MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND HEREBY EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE S&P 500 INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL S&P HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

“Standard & Poor’s®,” “S&P®,” “S&P 500®,” “Standard & Poor’s 500” and “500” are trademarks of The McGraw-Hill Companies, Inc. and have been licensed for use by Morgan Stanley.

The iShares® MSCI Emerging Markets
Index Fund; Public Information
The iShares® MSCI Emerging Markets Index Fund is an exchange-traded fund that seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the MSCI Emerging Markets IndexSM.  Shares of the fund trade on the New York Stock Exchange under the ticker symbol “EEM”.

The iShares® MSCI Emerging Markets Index Fund is managed by iShares®, Inc. (“iShares”), a registered investment company. iShares consists of numerous separate investment portfolios, including the iShares® MSCI Emerging Markets Index Fund.  Information provided to or filed with the United States Securities and Exchange Commission (the “Commission”) by iShares pursuant to the Securities Act of 1933 and the Investment Company Act of 1940 can be located by reference to Commission file numbers 033-97598 and 811-09102, respectively, through the Commission’s website at http://www.sec.gov.  In addition, information regarding the iShares® MSCI Emerging Markets Index Fund may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. We make no representation or warranty as to the accuracy or completeness of such information.

This pricing supplement relates only to the Notes offered hereby and does not relate to the ETF Shares.  We have derived all disclosures contained in this pricing supplement regarding iShares from the publicly available documents described in the preceding paragraph.  In connection with the offering of the Securities, neither we nor the Agent has participated in the preparation of such documents or made any due diligence inquiry with respect to iShares.  Neither we nor the Agent makes any representation that such publicly available documents or any other publicly available information regarding iShares is accurate or complete.  Furthermore, we cannot give any assurance that all events occurring prior to the date hereof (including events that would affect the accuracy or completeness of the publicly available documents described in the preceding paragraph) that would affect the trading price of the ETF

Shares (and therefore the price of the ETF Shares at the time we priced the Notes) have been publicly disclosed. Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning iShares could affect the value received at maturity with respect to the Notes and therefore the trading prices of the Notes.

Neither we nor any of our affiliates makes any representation to you as to the performance of the ETF Shares.

iShares® is a registered mark of Barclays Global Investors, N.A. (“BGI”).  The Notes are not sponsored, endorsed, sold, or promoted by BGI.  BGI makes no representations or warranties to the owners of the Notes or any member of the public regarding the advisability of investing in the Notes.  BGI has no obligation or liability in connection with the operation, marketing, trading or sale of the Notes. This pricing supplement relates only to the Notes offered hereby and does not relate to the iShares® MSCI Emerging Markets Index Fund.

We and/or our affiliates may presently or from time to time engage in business with iShares.  In the course of such business, we and/or our affiliates may acquire non-public information with respect to iShares, and neither we nor any of our affiliates undertakes to disclose any such information to you.  In addition, one or more of our affiliates may publish research reports with respect to the ETF Shares.  The statements in the preceding two sentences are not intended to affect the rights of investors in the Securities under the securities laws.  As a purchaser of the Notes, you should undertake an independent investigation of iShares as in your judgment is appropriate to make an informed decision with respect to an investment in the ETF Shares.

The MSCI Emerging Markets IndexSM

The MSCI Emerging Markets IndexSM was developed by MSCI Inc. (“MSCI”) as an equity benchmark for international stock performance, and is designed to measure equity market performance in the global emerging markets.  As of June 2009 the MSCI Emerging Markets IndexSM consisted of the following 22 emerging market country indices: Brazil, Chile, China, Colombia, Czech Republic, Egypt, Hungary, India, Indonesia, Israel, Korea, Malaysia, Mexico, Morocco, Peru, Philippines, Poland, Russia, South Africa, Taiwan, Thailand, and Turkey.  Effective May 2010, Israel will be reclassified as a developed market and will no longer be included in the MSCI Emerging Markets IndexSM.  The MSCI Emerging Markets IndexSM includes components from all countries designated by MSCI as Emerging Markets. The MSCI Emerging Markets IndexSM was developed with a base value of 100 as of December 31, 1987.  The MSCI Emerging Markets IndexSM is reported by Bloomberg Financial Markets under ticker symbol “MXEF”.

See “MSCI Global Investable Market Indices Methodology” below.

The iShares® MSCI EAFE
Index Fund; Public Information
The iShares® MSCI EAFE Index Fund is an investment portfolio of iShares.  This fund seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the MSCI EAFE Index.  Information provided to or filed with the Commission by iShares pursuant to the Securities Act of 1933 and the Investment Company Act of 1940 can be located by reference to Commission file numbers 033-97598 and 811-09102, respectively, through the Commission’s website at http://www.sec.gov.  In addition, information may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents.  We make no representation or warranty as to the accuracy or completeness of such information.

The MSCI EAFE Index®

The MSCI EAFE Index® is calculated, published and disseminated daily by MSCI, through numerous data vendors, on the MSCI website and a majority of them in real time on Bloomberg Financial Markets and Reuters Limited.

The MSCI EAFE Index® is a free float-adjusted market capitalization index that is designed to measure the equity market performance of developed markets, excluding the United States and Canada.  As of December 2008, the MSCI EAFE Index consisted of the following 21 developed market country indices: Australia, Austria, Belgium, Denmark, Finland, France, Germany, Greece, Hong Kong, Ireland, Italy, Japan, the Netherlands, New Zealand, Norway, Portugal, Singapore, Spain, Sweden, Switzerland and the United Kingdom.  The MSCI EAFE Index includes components from all countries in Europe, Australia and the Far East that are designated by MSCI as Developed Markets.  The MSCI EAFE Index was developed with a base value of 100 as of December 31, 1969.  The MSCI EAFE Index is reported by Bloomberg Financial Markets under ticker symbol “MXEA.”

MSCI Global Investable Market Indices Methodology

MSCI undertakes an index construction process, which involves: (i) defining the Equity Universe; (ii) determining the Market Investable Equity Universe for each market; (iii) determining market capitalization size segments for each market; (iv) applying Index Continuity Rules for the MSCI Standard Index; (v) creating style segments within each size segment within each market; and (vi) classifying securities under the Global Industry Classification Standard.

Defining the Equity Universe

(i) Identifying Eligible Equity Securities: The Equity Universe initially looks at securities listed in any of the countries in the MSCI Global Index Series, which will be classified as either

Developed Markets (“DM”) or Emerging Markets (“EM”). All listed equity securities, or listed securities that exhibit characteristics of equity securities, except mutual funds, exchange-traded funds, equity derivatives, limited partnerships, and most investment trusts, are eligible for inclusion in the Equity Universe. Real Estate Investment Trusts (“REITs”) in some countries and certain income trusts in Canada are also eligible for inclusion.

(ii) Country Classification of Eligible Securities: Each company and its securities (i.e., share classes) are classified in one and only one country, which allows for sorting of each company by its respective country.

Determining the Market Investable Equity Universes

A Market Investable Equity Universe for a market is derived by applying investability screens to individual companies and securities in the Equity Universe that are classified in that market. A market is equivalent to a single country, except in DM Europe, where all DM countries in Europe are aggregated into a single market for index construction purposes. Subsequently, individual DM Europe country indices within the MSCI Europe Index are derived from the constituents of the MSCI Europe Index under the Global Investable Market Indices methodology.

The investability screens used to determine the Investable Equity Universe in each market are as follows:

(i) Equity Universe Minimum Size Requirement: This investability screen is applied at the company level. In order to be included in a Market Investable Equity Universe, a company must have the required minimum full market capitalization. A company will meet this requirement if its cumulative free float-adjusted market capitalization is within the top 99% of the sorted Equity Universe.

(ii) Equity Universe Minimum Float-Adjusted Market Capitalization Requirement: This investability screen is applied at the individual security level. To be eligible for inclusion in a Market Investable Equity Universe, a security must have a free float-adjusted market capitalization equal to or higher than 50% of the Equity Universe Minimum Size Requirement.

(iii) DM and EM Minimum Liquidity Requirement: This investability screen is applied at the individual security level. To be eligible for inclusion in a Market Investable Equity Universe, a security must have adequate liquidity. The Annualized Traded Value Ratio (“ATVR”), a measure that offers the advantage of screening out extreme daily trading volumes and taking into account the free float-adjusted market capitalization size of securities, is used to measure liquidity. In the calculation of the ATVR, the trading volumes in depository receipts associated with that security, such as ADRs or GDRs, are also considered. A minimum liquidity level of 20% ATVR is required for inclusion of a security in a Market Investable Equity Universe of a

Developed Market, and a minimum liquidity level of 15% ATVR is required for inclusion of a security in a Market Investable Equity Universe of an Emerging Market.

(iv) Global Minimum Foreign Inclusion Factor Requirement: This investability screen is applied at the individual security level. To be eligible for inclusion in a Market Investable Equity Universe, a security’s Foreign Inclusion Factor (“FIF”) must reach a certain threshold. The FIF of a security is defined as the proportion of shares outstanding that is available for purchase in the public equity markets by international investors. This proportion accounts for the available free float of and/or the foreign ownership limits applicable to a specific security (or company). In general, a security must have an FIF equal to or larger than 0.15 to be eligible for inclusion in a Market Investable Equity Universe. Exceptions to this general rule are made only in the limited cases where the exclusion of securities of a very large company would compromise the MSCI EAFE® Index’s ability to fully and fairly represent the characteristics of the underlying market.

(v) Minimum Length of Trading Requirement: This investability screen is applied at the individual security level. For an initial public offering (“IPO”) to be eligible for inclusion in a Market Investable Equity Universe, the new issue must have started trading at least four months before the implementation of the initial construction of the index or at least three months before the implementation of a Semi-Annual Index Review. This requirement is applicable to small new issues in all markets. Large IPOs are not subject to the Minimum Length of Trading Requirement and may be included in a Market Investable Equity Universe and the Standard Index outside of a Quarterly or Semi-Annual Index Review.

Defining Market Capitalization Size Segments for Each Market

Once a Market Investable Equity Universe is defined, it is segmented into the following size-based indices:

•	Investable Market Index (Large + Mid + Small)

•	Standard Index (Large + Mid)

•	Large Cap Index

•	Mid Cap Index

•	Small Cap Index

Creating the Size Segment Indices in each market involves the following steps: (i) defining the Market Coverage Target Range for each size segment; (ii) determining the Global Minimum Size Range for each size segment; (iii) determining the Market Size-Segment Cutoffs and associated Segment Number of Companies; (iv) assigning companies to the size segments; and (v) applying final size-segment investability requirements and index continuity rules.

Index Continuity Rules for the Standard Indices

In order to achieve index continuity, as well as provide some basic level of diversification within a market index, notwithstanding the effect of other index construction rules, a minimum number of five constituents will be maintained for a DM Standard Index and a minimum number of three constituents will be maintained for an EM Standard Index.  The application of this requirement involves the following steps:

If after the application of the index construction methodology, a Standard Index contains fewer than five securities in a Developed Market or three securities in an Emerging Market, then the largest securities by free float-adjusted market capitalization are added to the Standard Index in order to reach five constituents in that Developed Market or three in that Emerging Market. At subsequent Index Reviews, if the free float-adjusted market capitalization of a non-index constituent is at least 1.50 times the free float-adjusted market capitalization of the smallest existing constituent after rebalancing, the larger free float-adjusted market capitalization security replaces the smaller one.

Creating Style Indices within Each Size Segment

All securities in the investable equity universe are classified into Value or Growth segments using the MSCI Global Value and Growth methodology.

Classifying Securities under the Global Industry Classification Standard

All securities in the Global Investable Equity Universe are assigned to the industry that best describes their business activities. To this end, MSCI has designed, in conjunction with S&P’s, the Global Industry Classification Standard (“GICS®”).  The GICS entails four levels of classification:  (1) sector; (2) industry group; (3) industries; and (4) sub-industries. Under the GICS, each company is assigned to one sub-industry according to its principal business activity. Therefore, a company can belong to only one industry grouping at each of the four levels of the GICS.

Index Maintenance

The MSCI Global Investable Market Indices are maintained with the objective of reflecting the evolution of the underlying equity markets and segments on a timely basis, while seeking to achieve index continuity, continuous investability of constituents and replicability of the indices, and index stability and low index turnover.

In particular, index maintenance involves:

(i) Semi-Annual Index Reviews (“SAIRs”) in May and November of the Size Segment and Global Value and Growth Indices which include:

•	Updating the indices on the basis of a fully refreshed Equity Universe.

•	Taking buffer rules into consideration for migration of securities across size and style segments.

•	Updating FIFs and Number of Shares (“NOS”).

The objective of the SAIRs is to systematically reassess the various dimensions of the Equity Universe for all markets on a fixed semi-annual timetable. A SAIR involves a comprehensive review of the Size Segment and Global Value and Growth Indices.

(ii) Quarterly Index Reviews (“QIRs”) in February and August (in addition to the SAIRs in May and November) of the Size Segment Indices aimed at:

•	Including significant new eligible securities (such as IPOs that were not eligible for earlier inclusion) in the index.

•	Allowing for significant moves of companies within the Size Segment Indices, using wider buffers than in the SAIR.

•	Reflecting the impact of significant market events on FIFs and updating NOS.

QIRs are designed to ensure that the indices continue to be an accurate reflection of the evolving equity marketplace. This is achieved by a timely reflection of significant market driven changes that were not captured in the index at the time of their actual occurrence but are significant enough to be reflected before the next SAIR. QIRs may result in additions or deletions due to migration to another Size Segment Index, and changes in FIFs and in NOS. Only additions of significant new investable companies are considered, and only for the Standard Index. The buffer zones used to manage the migration of companies from one segment to another are wider than those used in the SAIR. The style classification is reviewed only for companies that are reassigned to a different size segment.

(iii) Ongoing event-related changes. Ongoing event-related changes to the indices are the result of mergers, acquisitions, spin-offs, bankruptcies, reorganizations and other similar corporate events. They can also result from capital reorganizations in the form of rights issues, bonus issues, public placements and other similar corporate actions that take place on a continuing basis. These changes generally are reflected in the indices at the time of the event. Significantly large IPOs are included in the indices after the close of the company’s tenth day of trading.

Announcement Policy

The results of the SAIRs are announced at least two weeks in advance of their effective implementation dates as of the close of the last business day of May and November.

The results of the QIRs are announced at least two weeks in advance of their effective implementation dates as of the close of the last business day of February and August.

All changes resulting from corporate events are announced prior to their implementation in the MSCI indices.

The changes are typically announced at least ten business days prior to the changes becoming effective in the indices as an “expected” announcement, or as an “undetermined” announcement, when the effective dates are not known yet or when aspects of the event are uncertain. MSCI sends “confirmed” announcements at least two business days prior to events becoming effective in the indices, provided that all necessary public information concerning the event is available. The full list of all new and pending changes is delivered to clients on a daily basis, at 5:30 p.m., US Eastern Time.

In exceptional cases, events are announced during market hours for same or next day implementation. Announcements made by MSCI during market hours are usually linked to late company disclosure of corporate events or unexpected changes to previously announced corporate events.

In the case of secondary offerings representing more than 5% of a security’s number of shares for existing constituents, these changes will be announced prior to the end of the subscription period when possible and a subsequent announcement confirming the details of the event (including the date of implementation) will be made as soon as the results are available.

Both primary equity offerings and secondary offerings for U.S. securities, representing at least 5% of the security’s number of shares, will be confirmed through an announcement during market hours for next day or shortly after implementation, as the completion of the events cannot be confirmed prior to the notification of the pricing.

Early deletions of constituents due to bankruptcy or other significant cases are announced as soon as practicable prior to their implementation in the MSCI indices.

Index Calculation

Price Index Level

The MSCI indices are calculated using the Laspeyres’ concept of a weighted arithmetic average together with the concept of chain-linking.  As a general principle, the level of the relevant MSCI index level is obtained by applying the change in the market performance to the previous period level for such MSCI index.

Where:

•	PriceIndexLevelUSDt-1 is the Price Index level in USD at time t-1

•	IndexAdjustedMarketCapUSDt is the Adjusted Market Capitalization of the index in USD at time t

•	IndexInitialMarketCapUSDt is the Initial Market Capitalization of the index in USD at time t

•	PriceIndexLevelLocalt-1 is the Price Index level in local currency at time t-1

•	IndexAdjustedMarketCapForLocalt is the Adjusted Market Capitalization of the index in USD converted using FX rate as of t-1 and used for local currency index at time t

Note: IndexInitialMarketCapUSD was previously called IndexUnadjustedMarketCapPreviousUSD

Security Price Index Level

Where:

•	SecurityPriceIndexLevelt-1 is Security Price Index level at time t-1.

•	SecurityAdjustedMarketCapForLocalt is the Adjusted Market Capitalization of security s in USD converted using FX rate as of t-1.

•	SecurityInitialMarketCapUSDt is the Initial Market Capitalization of security s in USD at time t.

•	IndexNumberOfSharest-1 is the number of shares of security s at time t-1.

•	PricePerSharet is the price per share of security s at time t.

•	PricePerSharet-1 is the price per share of security s at time t-1.

•	InclusionFactort is the inclusion factor of security s at time t. The inclusion factor can be one or the combination of the following factors: Foreign Inclusion Factor, Domestic Inclusion Factor Growth Inclusion Factor, Value Inclusion Factor, Index Inclusion Factor.

•	PAFt is the Price Adjustment Factor of security s at time t.

•	FXratet -1 is the FX rate of the price currency of security s vs USD at time t-1. It is the value of 1 USD in foreign currency.

•
ICIt is the Internal Currency Index of price currency at time t. The ICI is different than 1 when a country changes the internal value of its currency (e.g. from Turkish Lira to New Turkish Lira – ICI = 1,000,000).

•	ICIt-1 is the Internal Currency Index of price currency at time t-1.

Index Market Capitalization

Where:

•	IndexNumberOfSharest-1 is the number of shares of security s at time t-1.

•	PricePerSharet is the price per share of security s at time t.

•	PricePerSharet-1 is the price per share of security s at time t-1.

•
InclusionFactort is the inclusion factor of security s at time t. The inclusion factor can be one or the combination of the following factors: Foreign Inclusion Factor, Domestic Inclusion Factor Growth Inclusion Factor, Value Inclusion Factor, Index Inclusion Factor.

•	PAFt is the Price Adjustment Factor of security s at time t.

•	FXratet is the FX rate of the price currency of security s vs USD at time t. It is the value of 1 USD in foreign currency.

•	FXratet -1 is the FX rate of the price currency of security s vs USD at time t-1. It is the value of 1 USD in foreign currency.

•
ICIt is the Internal Currency Index of price currency at time t. The ICI is different than 1 when a country changes the internal value of its currency (e.g. from Turkish Lira to New Turkish Lira – ICI = 1,000,000).

•	ICIt-1 is the Internal Currency Index of price currency at time t-1.

Corporate Events

Mergers and Acquisitions. As a general principle, MSCI implements M&As as of the close of the last trading day of the acquired entity or merging entities (last offer day for tender offers), regardless of the status of the securities (index constituents or non-index constituents) involved in the event. MSCI uses market prices for implementation. This principle applies if all necessary information is available prior to the completion of the event and if the liquidity of the relevant constituent(s) is not expected to be significantly diminished on the day of implementation. Otherwise, MSCI will determine the most appropriate implementation method and announce it prior to the changes becoming effective in the indices.

Tender Offers. In tender offers, the acquired or merging security is generally deleted from the MSCI indices at the end of the initial offer period, when the offer is likely to be successful and / or if the free float of the security is likely to be substantially reduced (this rule is applicable even if the offer is extended), or once the results of the offer have been officially communicated and the offer has been successful and the security’s free float has been substantially reduced, if all required information is not available in advance or if the offer’s outcome is uncertain. The main factors considered by MSCI when assessing the outcome of a tender offer (not in order of importance) are: the announcement of the offer as friendly or hostile, a comparison of the offer price to the acquired security’s market price, the recommendation by the acquired company’s board of directors, the major shareholders’ stated intention whether to tender their shares, the required level of acceptance, the existence of pending regulatory approvals, market perception of the transaction, official preliminary results if any, and other additional conditions for the offer.

If a security is deleted from an index, the security will not be reinstated immediately after its deletion even when the tender offer is subsequently declared unsuccessful and/or the free float of the security is not substantially reduced. It may be reconsidered for index inclusion in the context of a quarterly index review or annual full country index review. MSCI uses market prices for implementation.

Late Announcements of Completion of Mergers and Acquisitions. When the completion of an event is announced too late to be reflected as of the close of the last trading day of the acquired or merging entities, implementation occurs as of the close of the following day or as soon as practicable thereafter. In these cases, MSCI uses a calculated price for the acquired or merging entities. The calculated price is determined using the terms of the transaction and the price of the acquiring or merged entity, or, if not appropriate, using the last trading day’s market price of the acquired or merging entities.

Conversions of Share Classes. Conversions of a share class into another share class resulting in the deletion and/or addition of one or more classes of shares are implemented as of the close of the last trading day of the share class to be converted.

Spin-Offs. On the ex-date of a spin-off, a PAF is applied to the price of the security of the parent company. The PAF is calculated based on the terms of the transaction and the market price of the spun-off security. If the spun-off entity qualifies for inclusion, it is included as of the close of its first trading day. If appropriate, MSCI may link the price history of the spun-off security to a security of the parent company.

In cases of spin-offs of partially-owned companies, the post-event free float of the spun-off entity is calculated using a weighted average of the existing shares and the spun-off shares, each at their corresponding free float. Any resulting changes to FIFs and/or DIFs are implemented as of the close of the ex-date.

When the spun-off security does not trade on the ex-date, a “detached” security is created to avoid a drop in the free float-adjusted market capitalization of the parent entity, regardless of whether the spun-off security is added or not. The detached security is included until the spun-off security begins trading, and is deleted thereafter. Generally, the value of the detached security is equal to the difference between the cum price and the ex price of the parent security.

Corporate Actions. Corporate actions such as splits, bonus issues and rights issues, which affect the price of a security, require a price adjustment. In general, the PAF is applied on the ex-date of the event to ensure that security prices are comparable between the ex-date and the cum date. To do so, MSCI adjusts for the value of the right and/or the value of the special assets that are distributed. In general, corporate actions do not impact the free float of the securities because the distribution of new shares is carried out on a pro rata basis to all existing shareholders. Therefore, MSCI will generally not implement any pending number of shares and/or free float updates simultaneously with the event.

If a security does not trade for any reason on the ex-date of the corporate action, the event will be generally implemented on the day the security resumes trading.

Share Placements and Offerings. Changes in number of shares and FIF resulting from primary equity offerings representing more than 5% of the security’s number of shares are generally implemented as of the close of the first trading day of the new shares, if all necessary information is available at that time. Otherwise, the event is implemented as soon as practicable after the relevant information is made available. A primary equity offering involves the issuance of new shares by a company. Changes in number of shares and FIF resulting from primary equity offerings representing less than 5% of the security’s number of shares are deferred to the next regularly scheduled Quarterly Index Review following the completion of the event. For public secondary offerings of existing constituents representing more than 5% of the security’s number of shares, where possible, MSCI will announce these changes and reflect them shortly after the results of the subscription are known. Secondary public offerings that, given lack of sufficient notice, were not reflected immediately will be reflected at the next Quarterly Index Review. Secondary offerings involve the distribution of existing shares of current shareholders’ in a listed company and are usually pre-announced by a company or by a company’s shareholders and open for public subscription during a pre-determined period.

Debt-to-Equity Swaps. In general, large debt-to-equity swaps involve the conversion of debt into equity originally not convertible at the time of issue. In this case, changes in numbers of shares and subsequent FIF and/or DIF changes are implemented as of the close of the first trading day of the newly issued shares, or shortly thereafter if all necessary information is available at the time of the swap. In general, shares issued in debt-to-equity swaps are assumed to be issued to strategic investors. As such, the post event free float is calculated on a pro forma basis assuming that all these shares are non-free float. Changes in numbers of shares and subsequent FIF and/or DIF changes due to conversions of convertible bonds or other convertible instruments, including periodical conversions of preferred stocks and small debt-to-equity swaps are implemented as part of the quarterly index review.

Suspensions and Bankruptcies. MSCI will remove from the MSCI Equity Index Series as soon as practicable companies that file for bankruptcy, companies that file for protection from their creditors and/or are suspended and for which a return to normal business activity and trading is unlikely in the near future. When the primary exchange price is not available, MSCI will delete securities at an over the counter or equivalent market price when such a price is available and deemed relevant. If no over the counter or equivalent price is available, the security will be deleted at the smallest price (unit or fraction of the currency) at which a security can trade on a given exchange. For securities that are suspended, MSCI will carry forward the market price prior to the suspension during the suspension period.

Certain MSCI Indices are Subject to Currency Exchange Risk.  Because the closing prices of the component securities are converted into U.S. dollars for purposes of calculating the value of certain MSCI indices, investors in the Securities linked to such

MSCI indices will be exposed to currency exchange rate risk.  Exposure to currency changes will depend on the extent to which the relevant currency strengthens or weakens against the U.S. dollar.  The devaluation of the U.S. dollar against the applicable currency will result in an increase in the value of the relevant index.  Conversely, if the U.S. dollar strengthens against such currency, the value of such index will be adversely affected and may reduce or eliminate any return on your investment.  Fluctuations in currency exchange rates can have a continuing impact on the value of the indices, and any negative currency impact on the indices may significantly decrease the value of the Securities.  The return on an index composed of the component securities where the closing price is not converted into U.S. dollars can be significantly different than the return on the indices which are converted into U.S. dollars.

Use of Proceeds and Hedging
The net proceeds we receive from the sale of the Notes will be used for general corporate purposes and, in part, in connection with hedging our obligations under the Notes through one or more of our subsidiaries.  The Original Issue Price of the Notes includes the Agent’s commissions (as shown on the cover page of this pricing supplement) paid with respect to the Notes and the cost of hedging our obligations under the Notes.  The cost of hedging includes the projected profit that our subsidiaries expect to realize in consideration for assuming the risks inherent in managing the hedging transactions.  Since hedging our obligations entails risk and may be influenced by market forces beyond our or our subsidiaries’ control, such hedging may result in a profit that is more or less than initially projected, or could result in a loss.  See also “Use of Proceeds” in the accompanying prospectus.

On or prior to the Pricing Date, we, through our subsidiaries or others, hedged our anticipated exposure in connection with the Notes by taking positions in stocks underlying the Index and in the ETF Underlying Indices, in futures or options contracts on the Index, the ETF Shares or any component stocks of the Index and the ETF Underlying Indices listed on major securities markets.  Such purchase activity could have increased the Initial Component Values, and, therefore, could have increased the values at which the Underlying Components must close on the Valuation Date before you will receive at maturity a payment that exceeds the Stated Principal Amount of the Notes.  In addition, through our subsidiaries, we are likely to modify our hedge position throughout the life of the Notes by purchasing and selling the stocks underlying the Index or ETF Underlying Indices, futures or options contracts on the stocks underlying the Index or the ETF Underlying Indices listed on major securities markets or positions in any other available securities or instruments that we may wish to use in connection with such hedging activities, including by selling any such securities or instruments on the Valuation Date.  We cannot give any assurance that our hedging activities will not affect the value of the Underlying Components and, therefore, adversely affect the value of the Notes or the payment you will receive at maturity.

Supplemental Information Concerning Plan of Distribution; Conflicts of Interest

Under the terms and subject to the conditions contained in the U.S. distribution agreement referred to in the prospectus supplement under “Plan of Distribution,” the Agent, acting as principal for its own account, has agreed to purchase, and we have agreed to sell, the aggregate principal amount of Notes set forth on the cover of this pricing supplement.  The Agent may distribute the Notes through Morgan Stanley Smith Barney LLC (“MSSB”), as selected dealer, or other dealers, which may include Morgan Stanley & Co. International plc (“MSIP”) and Bank Morgan Stanley AG.  MSSB, MSIP and Bank Morgan Stanley AG are affiliates of Morgan Stanley.  The Agent proposes initially to offer the Notes directly to the public at the public offering price set forth on the cover page of this pricing supplement.  After the initial offering of the Notes, the Agent may vary the offering price and other selling terms from time to time.

MS & Co. is our wholly-owned subsidiary. MS & Co. will conduct this offering in compliance with the requirements of NASD Rule 2720 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the notes of an affiliate and related conflicts of interest. In accordance with NASD Rule 2720, MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account without the prior written approval of the customer.

We expect to deliver the Notes against payment therefor in New York, New York on December 4, 2009, which is the fifth scheduled Business Day following the date of this pricing supplement and of the pricing of the Notes.  Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in three Business Days, unless the parties to any such trade expressly agree otherwise.  Accordingly, purchasers who wish to trade Notes more than three Business Days prior to the Original Issue Date will be required to specify alternative settlement arrangements to prevent a failed settlement.

In order to facilitate the offering of the Notes, the Agent may engage in transactions that stabilize, maintain or otherwise affect the price of the Notes or the levels of the Index or the ETF Shares.  Specifically, the Agent may sell more Notes than it is obligated to purchase in connection with the offering, creating a naked short position in the Notes for its own account.  The Agent must close out any naked short position by purchasing the Notes in the open market after the offering.  A naked short position in the Notes is more likely to be created if the Agent is concerned that there may be downward pressure on the price of the Notes in the open market after pricing that could adversely affect investors who purchase in the offering.  As an additional means of facilitating the offering, the Agent may bid for, and purchase, Notes in the open market to stabilize the price of the Notes.  Any of these activities may raise or maintain the market price of the Notes above independent market prices or prevent or retard a decline in the market price of the Notes.  The Agent is not required to engage in these activities, and may end any of these activities at any time. An affiliate of the Agent has entered into a hedging transaction in connection with this offering of the Notes. See “—Use of Proceeds and Hedging” above.

General

No action has been or will be taken by us, the Agent or any dealer that would permit a public offering of the Notes or possession or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus in any jurisdiction, other than the United States, where action for that purpose is required.  No offers, sales or deliveries of the Notes, or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus or any other offering material relating to the Notes, may be made in or from any jurisdiction except in circumstances which will result in compliance with any applicable laws and regulations and will not impose any obligations on us, the Agent or any dealer.

The Agent has represented and agreed, and each dealer through which we may offer the Notes has represented and agreed, that it (i) will comply with all applicable laws and regulations in force in each non-U.S. jurisdiction in which it purchases, offers, sells or delivers the Notes or possesses or distributes this pricing supplement and the accompanying prospectus supplement and prospectus and (ii) will obtain any consent, approval or permission required by it for the purchase, offer or sale by it of the Notes under the laws and regulations in force in each non-U.S. jurisdiction to which it is subject or in which it makes purchases, offers or sales of the Notes.  We shall not have responsibility for the Agent’s or any dealer’s compliance with the applicable laws and regulations or obtaining any required consent, approval or permission.

Brazil

The Notes have not been and will not be registered with the Comissão de Valores Mobiliários (The Brazilian Securities Commission).  The Notes may not be offered or sold in the Federative Republic of Brazil except in circumstances which do not constitute a public offering or distribution under Brazilian laws and regulations.

Chile

The Notes have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile.  No offer, sales or deliveries of the Notes or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus, may be made in or from Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

Hong Kong

No action has been taken to permit an offering of the Notes to the public in Hong Kong as the Notes have not been authorized by the Securities and Futures Commission of Hong Kong and, accordingly, no advertisement, invitation or document relating to the Notes, whether in Hong Kong or elsewhere, shall be issued, circulated or distributed which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong other than (i) with respect to the Notes which are or are intended to be disposed of only to persons outside Hong Kong or only to professional investors within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong (“SFO”) and any rules made thereunder or (ii) in circumstances that do not constitute an invitation to the public for the purposes of the SFO.

Mexico

The Notes have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico.  This pricing supplement and the accompanying prospectus supplement and prospectus may not be publicly distributed in Mexico.

Singapore

The Agent and each dealer represent and agree that they will not offer or sell the Notes nor make the Notes the subject of an invitation for subscription or purchase, nor will they circulate or distribute this pricing supplement or the accompanying prospectus supplement or prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Notes, whether directly or indirectly, to persons in Singapore other than:

(a) an institutional investor (as defined in section 4A of the Securities and Futures Act (Chapter 289 of Singapore (the “SFA”));

(b) an accredited investor (as defined in section 4A of the SFA), and in accordance with the conditions, specified in Section 275 of the SFA;

(c)    a person who acquires the Notes for an aggregate consideration of not less than Singapore dollars Two Hundred Thousand (S$200,000) (or its equivalent in a foreign currency) for each transaction, whether such amount is paid for in cash, by exchange of shares or other assets, unless otherwise permitted by law; or

(d) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Benefit Plan Investor Considerations	Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security

Act of 1974, as amended (“ERISA”), which we refer to as a “plan,” should consider the fiduciary standards of ERISA in the context of the plan’s particular circumstances before authorizing an investment in these Notes. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the plan.

In addition, we and certain of our subsidiaries and affiliates, including MS & Co., may each be considered “parties in interest” within the meaning of ERISA or “disqualified persons” within the meaning of the Code with respect to many plans, as well as many individual retirement accounts and Keogh plans (also “plans”). ERISA Section 406 and Code Section 4975 generally prohibit transactions between plans and parties in interest or disqualified persons. Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if these Notes are acquired by or with the assets of a plan with respect to which MS & Co. or any of its affiliates is a service provider or other party in interest, unless the Notes are acquired pursuant to an exemption from the “prohibited transaction” rules. A violation of these “prohibited transaction” rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for those persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of these Notes. Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers). In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code may provide an exemption for the purchase and sale of notes and the related lending transactions, provided that neither the issuer of the notes nor any of its affiliates has or exercises any discretionary authority or control or renders any investment advice with respect to the assets of the plan involved in the transaction and provided further that the plan pays no more, and receives no less, than adequate consideration in connection with the transaction (the so-called “service provider” exemption). There can be no assurance that any of these class or statutory exemptions will be available with respect to transactions involving these Notes.

Because we may be considered a party in interest with respect to many plans, unless otherwise specified in the applicable prospectus supplement, these Notes may not be purchased, held or disposed of by any plan, any entity whose underlying assets include “plan assets” by reason of any plan’s investment in the entity (a “plan asset entity”) or any person investing “plan assets” of any plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCEs 96-23, 95-60, 91-38, 90-1, 84-14 or the service provider exemption or such purchase, holding or disposition is otherwise not prohibited. Unless otherwise specified in the applicable prospectus supplement, any purchaser, including any fiduciary purchasing on behalf of a plan, transferee or holder of these Notes will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding thereof that either (a) it is not a plan or a plan asset entity, is not purchasing such Notes on behalf of or with “plan assets” of any plan, or with any assets of a governmental or church plan that is subject to any federal, state, local or non-U.S. law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code (“Similar Law”) or (b) its purchase, holding and disposition are eligible for exemptive relief or such purchase, holding or disposition are not prohibited by ERISA or Section 4975 of the Code or any Similar Law.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in nonexempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing these Notes on behalf of or with “plan assets” of any plan consult with their counsel regarding the availability of exemptive relief.

Each purchaser and holder of these Notes has exclusive responsibility for ensuring that its purchase, holding and disposition of the Notes do not violate the prohibited transaction rules of ERISA or the Code or any Similar Law. The sale of any of these Notes to any plan or plan subject to Similar Law is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by plans generally or any particular plan, or that such an investment is appropriate for plans generally or any particular plan.

United States Federal Income Taxation	Although the matter is not free from doubt, the Notes will be treated as “contingent payment debt instruments” for U.S. federal income tax purposes.

Tax Consequences to U.S. Holders

Please read the discussions in the sections called “United States Federal Taxation – Tax Consequences to U.S. Holders – Notes – Optionally Exchangeable Notes,” “United States Federal Taxation – Tax Consequences to U.S. Holders – Backup Withholding and Information Reporting” and “United States Federal Taxation – Tax Consequences to U.S. Holders – Disclosure Requirements” of the accompanying prospectus supplement.  The sections in the accompanying prospectus supplement referred to above are hereafter referred to as the “Tax Disclosure Sections.”

In summary, U.S. Holders generally will, regardless of their method of accounting for U.S. federal income tax purposes, be required to accrue original issue discount (“OID”) as interest income on the Notes on a constant yield basis in each year that they hold the Notes, even though no stated interest will be paid on the Notes.  As a result, U.S. Holders will be required to pay taxes annually on the amount of accrued OID, as discussed in the accompanying prospectus supplement.  In addition, any gain recognized by U.S. Holders on the sale or exchange, or at maturity, of the Notes generally will be treated as ordinary income.

The rate of accrual of OID on the Notes is the “comparable yield” as described in the Tax Disclosure Sections of the accompanying prospectus supplement.  We have determined that the comparable yield is an annual rate of 3.4566% compounded semi-annually.  Based on the comparable yield set forth above, the “projected payment schedule” for a Note (assuming an issue price of $10) consists of a projected amount equal to $11.4698 due at maturity.

Based on the comparable yield set forth above, the following table states the amount of OID (without taking into account any adjustments to reflect the difference, if any, between the actual and the projected amount of any contingent payments on the Notes) that will be deemed to have accrued with respect to a Note for each accrual period (assuming a day count convention of 30 days per month and 360 days per year):

ACCRUAL PERIOD	OID DEEMED TO ACCRUE DURING ACCRUAL PERIOD (PER NOTE)	TOTAL OID DEEMED TO HAVE ACCRUED FROM ORIGINAL ISSUE DATE (PER NOTE) AS OF END OF ACCRUAL PERIOD
Original Issue Date through December 31, 2009	$0.0250	$0.0250
January 1, 2010 through June 30, 2010	$0.1733	$0.1983
July 1, 2010 through December 31, 2010	$0.1763	$0.3746
January 1, 2011 through June 30, 2011	$0.1793	$0.5539
July 1, 2011 through December 31, 2011	$0.1824	$0.7363
January 1, 2012 through June 30, 2012	$0.1856	$0.9219
July 1, 2012 through December 31, 2012	$0.1888	$1.1107
January 1, 2013 through June 30, 2013	$0.1920	$1.3027
July 1, 2013 through the Maturity Date	$0.1671	$1.4698

The comparable yield and the projected payment schedule are not provided for any purpose other than the determination of U.S. Holders’ OID accruals and adjustments in respect of the Notes, and we make no representation regarding the actual amounts of payments that will be made on a Note.

Tax Consequences to Non-U.S. Holders

If you are a non-U.S. investor, please read the discussion under “United States Federal Taxation — Tax Consequences to Non-U.S. Holders” in the accompanying prospectus supplement concerning the U.S. federal income and withholding tax consequences of an investment in the Notes.  Non-U.S. investors should also note that the discussion in the accompanying prospectus supplement does not address the tax consequences to non-U.S. investors for whom income or gain in respect of the Notes is effectively connected with the conduct of a trade or business in the United States.  Such non-U.S. investors should consult their tax advisers regarding the potential tax consequences of an investment in the Notes.